                                                    Filed Pursuant to
                                                  Rule 424(b)(3) and (c)
                                              Commission File No. 333-83315

                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED AUGUST 5, 1999)

                              THE VIALINK COMPANY

                              1,440,000 SHARES OF
                                  COMMON STOCK

                             ---------------------

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 12, 2000

     This prospectus supplement supplements the prospectus dated August 5, 1999 of The viaLink Company relating to the public offering, which is not being underwritten, and sale by several stockholders of viaLink, or by pledgees, donees, transferees or other successors in interest to these selling stockholders, of up to 1,440,000 shares of our common stock. These selling stockholders received these shares upon the exercise of options to purchase shares of our common stock. This supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus except to the extent that information contained in this supplement supersedes the information contained in the prospectus.

     The viaLink Company's prospectus dated August 5, 1999 is hereby supplemented by including viaLink's Quarterly Report on Form 10-QSB for the fiscal quarter ending March 31, 2000, as filed with the Securities and Exchange Commission on May 12, 2000. A copy of the Form 10-QSB is attached to this prospectus supplement and incorporated by reference.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------
                                  FORM 10-QSB
                   QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2000

                       COMMISSION FILE NUMBER: 000-21729

                              THE VIALINK COMPANY
                 (Name of Small Business Issuer in its Charter)

                  DELAWARE                                       73-1247666
        (State of Other Jurisdiction                          (I.R.S. Employer
       Incorporation or Organization)                       Indemnification No.)

              13800 BENSON ROAD
              EDMOND, OKLAHOMA                                   73013-6417
  (Address of Principal Executive Offices)                       (Zip Code)

                                 (405) 936-2500
                (Issuer's Telephone Number, Including Area Code)
         Securities registered under Section 12(b) of the Exchange Act:

             TITLE OF EACH CLASS                 NAME OF EACH EXCHANGE ON WHICH REGISTERED
             -------------------                 -----------------------------------------
                     None                                           N/A

         Securities registered under Section 12(g) of the Exchange Act:

                         COMMON STOCK, $.001 PAR VALUE
                                (Title of Class)

                   REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                                (Title of Class)
     Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for past 90 days. Yes [X] No [ ]

     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [ ]

     As of April 15, 2000, the issuer had 20,045,769 outstanding shares of Common Stock. This number, as well as all other share numbers in this Form 10-KSB reflect the 2-for-1 split of our common stock effected on March 28, 2000.

     Transitional Small Business Disclosure Format:  Yes [ ]  No [X]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        PART 1 -- FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                                  THE VIALINK COMPANY

                                     BALANCE SHEETS
                          DECEMBER 31, 1999 AND MARCH 31, 2000

                                                              DECEMBER 31,    MARCH 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                             (UNAUDITED)
                                         ASSETS

Current assets:
  Cash and cash equivalents.................................  $  8,616,305   $ 10,226,060
  Short-term investments, held to maturity..................     6,479,443      3,562,085
  Accounts receivable -- trade, net of allowance for
     doubtful accounts of $41,416 and $52,389,
     respectively...........................................       122,796        371,645
  Prepaid expenses and other current assets.................       868,112        699,041
                                                              ------------   ------------
          Total current assets..............................    16,086,656     14,858,831
Furniture, equipment and leasehold improvements, net........     2,473,281      3,021,748
Software development costs, net.............................     1,523,588      1,455,357
Deferred service fees.......................................     3,046,302      5,386,889
Other assets................................................       108,762        863,356
                                                              ------------   ------------
          Total assets......................................  $ 23,238,589   $ 25,586,181
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities..................  $  2,236,521   $  3,422,536
Long-term debt..............................................     4,230,720      5,400,920
                                                              ------------   ------------
          Total liabilities.................................     6,467,241      8,823,456
Commitments and Contingencies
Stockholders' equity:
  Common stock, $.001 par value; 50,000,000 shares
     authorized; 9,784,822 and 20,032,269 shares issued and
     outstanding, respectively..............................         9,785         20,032
  Additional paid-in capital................................    31,750,749     42,566,463
  Unearned stock compensation...............................    (1,389,079)    (1,055,150)
  Accumulated deficit.......................................   (13,600,107)   (24,768,620)
                                                              ------------   ------------
          Total stockholders' equity........................    16,771,348     16,762,725
                                                              ------------   ------------
          Total liabilities and stockholders' equity........  $ 23,238,589   $ 25,586,181
                                                              ============   ============

   The accompanying notes are an integral part of these financial statements.

                              THE VIALINK COMPANY

            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

                                                                 1999           2000
                                                              -----------   ------------
Revenues....................................................  $   108,178   $    407,497
Operating expenses:
  Customer operations.......................................      278,500      1,727,813
  Development...............................................      142,631      1,857,037
  Selling and marketing.....................................      339,593      2,716,833
  General and administrative................................      985,527      4,028,121
  Depreciation and amortization.............................       84,763        265,053
                                                              -----------   ------------
          Total operating expenses..........................    1,831,014     10,594,857
                                                              -----------   ------------
Loss from operations........................................   (1,722,836)   (10,187,360)
Interest expense, net.......................................     (634,498)      (981,153)
Gain on sale of assets......................................      735,041             --
                                                              -----------   ------------
Net loss....................................................   (1,622,293)   (11,168,513)
Other comprehensive income:
  Unrealized gain on marketable securities, net of tax......    1,447,856             --
                                                              -----------   ------------
Comprehensive loss..........................................  $  (174,437)  $(11,168,513)
                                                              ===========   ============
Net loss per common share --
  Basic and diluted.........................................  $     (0.14)  $      (0.57)
                                                              ===========   ============
Weighted average common shares outstanding --
  Basic and diluted.........................................   11,467,208     19,708,626
                                                              ===========   ============

   The accompanying notes are an integral part of these financial statements.

                              THE VIALINK COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)

                                     COMMON STOCK       ADDITIONAL      UNEARNED     ACCUMULATED
                                 --------------------     PAID-IN        STOCK         EARNINGS
                                   SHARES     AMOUNTS     CAPITAL     COMPENSATION    (DEFICIT)        TOTAL
                                 ----------   -------   -----------   ------------   ------------   ------------
Balance, December 31, 1999.....   9,784,822   $9,785    $31,750,749   $(1,389,079)   $(13,600,107)  $ 16,771,348
  Exercise of stock options and
    warrants...................     110,012      110        174,901                                      175,011
  Stock issued under employee
    stock purchase plan........       8,668        9         53,624                                       53,633
  Issuance of stock options to
    service providers..........                           2,995,716                                    2,995,716
  Issuance of stock options to
    employees..................                             997,500      (997,500)                            --
  Amortization of unearned
    stock compensation.........                                         1,331,429                      1,331,429
  Proceeds from issuance of
    common stock...............     200,403      200      5,849,800                                    5,850,000
  Issuance of common stock for
    services...................      23,086       23        754,078                                      754,101
  Two-for-one stock split,
    March 2000 (Note 7)........   9,905,278    9,905         (9,905)                                          --
  Net loss.....................                                                       (11,168,513)   (11,168,513)
                                 ----------   -------   -----------   -----------    ------------   ------------
Balance, March 31, 2000........  20,032,269   $20,032   $42,566,463   $(1,055,150)   $(24,768,620)  $ 16,762,725
                                 ==========   =======   ===========   ===========    ============   ============

   The accompanying notes are an integral part of these financial statements.

                              THE VIALINK COMPANY

                            STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

                                                                 1999           2000
                                                              -----------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(1,622,293)  $(11,168,513)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      178,834        382,640
     Gain on sale of assets.................................     (462,042)            --
     Amortization of unearned stock compensation............           --      1,331,429
     Amortization of deferred service fee...................           --        655,129
     Non-cash interest expense on convertible debt..........      694,404      1,170,200
     Professional fees paid with common shares..............           --        275,949
     Increase (decrease) in cash for changes in:
       Accounts receivable, net.............................       66,433       (248,849)
       Other receivables....................................       39,352        500,069
       Prepaid expenses and other assets....................     (105,878)      (241,439)
       Accounts payable and accrued liabilities.............      (32,314)     1,186,015
                                                              -----------   ------------
          Net cash used in operating activities.............   (1,243,504)    (6,157,370)
                                                              -----------   ------------
Cash flows from investing activities:
  Capital expenditures......................................      (97,814)      (335,367)
  Collection on note receivable from sale of ijob...........      800,000             --
  Payment of deposits.......................................           --       (750,000)
  Purchase of short-term investments........................   (2,646,284)    (1,524,698)
  Proceeds upon maturity of short-term investments..........           --      4,442,056
  Capitalized expenditures for software development.........     (126,775)       (49,357)
                                                              -----------   ------------
          Net cash provided by (used in) investing
             activities.....................................   (2,070,873)     1,782,634
                                                              -----------   ------------
Cash flows from financing activities:
  Proceeds from convertible debt............................    6,000,000             --
  Proceeds from exercise of stock options, warrants and
     stock purchase plans...................................       87,091        228,644
  Proceeds from issuance of common stock, net of expenses...           --      5,850,000
  Payments of capital lease obligations.....................      (20,056)            --
  Payments of deferred offering costs.......................     (134,127)       (94,153)
                                                              -----------   ------------
          Net cash provided by financing activities.........    5,932,908      5,984,491
                                                              -----------   ------------
Net increase in cash and cash equivalents...................    2,618,531      1,609,755
Cash and cash equivalents, beginning of period..............      715,446      8,616,305
                                                              -----------   ------------
Cash and cash equivalents, end of period....................  $ 3,333,977   $ 10,226,060
                                                              ===========   ============
Supplemental schedule of non-cash investment activities:
  Issuance of common stock for software development
     services...............................................  $        --   $    478,152
                                                              ===========   ============

   The accompanying notes are an integral part of these financial statements.

                              THE VIALINK COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     We provide subscription-based, business-to-business electronic commerce services that enable the consumer packaged goods (CPG) and grocery industries to more efficiently manage their highly complex supply chain information. Our services allow manufacturers, wholesalers, distributors and retailers to communicate, exchange and synchronize item, pricing and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods.

     Our objective is to become the industry-accepted electronic commerce provider for synchronizing item, price and promotion information for the CPG and grocery industries. We expect to continue our investment in marketing and sales activities, development of our viaLink services and customer support services to facilitate our plan to penetrate the market and build recurring revenues generated from subscriptions to our viaLink services. In order to implement this strategy, we believe that we will need significant additional capital resources and we are seeking additional financing sources and other potential technology, strategic and marketing partners. Consequently, we resemble a development stage company and will face many of the inherent risks and uncertainties that development stage companies face. There can be no assurance, however, that these efforts will be successful or that we will be able to obtain additional financing or agreements with other partners on commercially reasonable terms, if at all. Our failure to successfully negotiate such arrangements would have a material adverse effect on our business, financial condition and results of operations, including our viability as an enterprise. As a result of the high level of expenditures for investment in technology development, implementation, customer support services, and selling and marketing expenses, we expect to continue to incur losses in the foreseeable future periods until such time, if ever, as the recurring revenues from our viaLink services are sufficient to cover the expenses.

     Our clients and customers range from small retailers and suppliers to large corporations in the consumer packaged goods and grocery industries and are geographically dispersed throughout the United States.

2. BASIS OF PRESENTATION

     Reference is made to our Annual Report on Form 10-KSB for the year ended December 31, 1999.

     We have prepared the accompanying unaudited financial statements in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of our management, the accompanying unaudited financial statements contain all adjustments (consisting solely of normal recurring adjustments) considered necessary to present fairly our financial position and results of operations and cash flow. These interim unaudited financial statements should be read in conjunction with the audited financial statements and related notes included in our Annual Report on Form 10-KSB, for the year ended December 31, 1999, as filed with the Securities and Exchange Commission on March 21, 2000.

     Operating results for the three month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2000.

3. DIVESTITURES

     Effective September 1, 1998, we sold the assets related to our management consulting and systems integration services (including our proprietary Retail Services Application ("RSA") software) to The NetPlex Group, Inc. ("Consulting Assets Sale"). We received $3.0 million in cash and 643,770 shares of NetPlex preferred stock, with a market value of approximately $1.0 million at the date of the sale.

                              THE VIALINK COMPANY

     In conjunction with the Consulting Assets Sale, we entered into an earn-out agreement that provides for quarterly cash payments aggregating up to $1.5 million based on revenues generated from the assets sold to NetPlex through March 31, 2000. During the three months ended March 31, 1999, we accrued payments in accordance with the Consulting Assets Sale earn-out agreement in the amount of $273,000, representing the estimated earn-out. During 1999, NetPlex did not make the contractually required payments in the time periods specified in the earn-out agreement. During the three months ended March 31, 2000, however, we received payment for the amounts recognized through September 30, 1999, but have not received payments for any period subsequent to September 30, 1999. As such, there can be no assurance that future payments will be made. Due to this uncertainty, no amounts have been recorded under the earn-out agreement during the three months ended March 31, 2000.

     Our financial statements as of December 31, 1999 and March 31, 2000 and the statements of operations for the three month periods ended March 31, 1999 and 2000 do not include the assets and operations of the consulting and systems integration assets.

4. SHORT-TERM INVESTMENTS

     At March 31, 2000, all marketable debt securities were classified as held-to-maturity and carried at amortized cost. Short-term investments consisted of the following:

Certificates of deposit.................................   $1,600,000
Commercial paper........................................    1,962,085
                                                           ----------
          Total short-term investments..................   $3,562,085
                                                           ==========

     At March 31, 2000, the estimated fair value of each investment approximated its amortized cost, and therefore, there were no significant unrealized gains or losses.

5. RECONCILIATION FOR BASIC AND DILUTED EARNINGS PER SHARE ("EPS")

     A reconciliation of the numerators and the denominators used in the calculation of earnings (loss) per share is as follows for the three months ended March 31:

                                                               1999           2000
                                                            -----------   ------------
Basic:
  Net loss................................................  $  (174,437)  $(11,168,513)
  Weighted average common shares outstanding..............   11,467,208     19,708,626
                                                            -----------   ------------
  Loss per share..........................................  $     (0.14)  $      (0.57)
                                                            ===========   ============
Diluted:
  Net loss................................................  $  (174,437)  $(11,168,513)
  Weighted average common shares outstanding..............   11,467,208     19,708,626
  Add: Net effect of dilutive potential shares............           --             --
                                                            -----------   ------------
                                                             11,467,208     19,708,626
                                                            -----------   ------------
  Loss per share..........................................  $     (0.14)  $      (0.57)
                                                            ===========   ============

     For the three months ended March 31, 2000, options to purchase 11,076,776 shares at a weighted average exercise price of $6.90 and warrants to purchase 43,000, 746,268 and 40,080 shares of common stock at $1.50, $6.70 and $41.92, respectively, and 3,795,000 shares of common stock to be issued upon the conversion of the note issued to Hewlett-Packard were outstanding, but were not included in the computation of diluted earnings per share because the effect of these outstanding options, warrants and stock issuable upon conversion of debt would be antidilutive.

                              THE VIALINK COMPANY

     For the three months ended March 31, 1999, options to purchase 6,319,832 shares at a weighted average exercise price of $0.91 and warrants to purchase 3,680,000 and 720,000 shares of common stock at $1.25 and $1.50, respectively, and 3,428,572 shares of common stock to be issued upon the conversion of the note issued to Hewlett-Packard were outstanding, but were not included in the computation of diluted earnings per share because the effect of these outstanding options, warrants and stock issuable upon conversion of debt would be antidilutive.

6. LONG-TERM DEBT

     On February 4, 1999, the Company entered into a financing agreement and note purchase agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased a $6.0 million secured subordinated promissory note. This note bears interest at 11.5% per annum, with interest payments deferrable to maturity in February 2004. The Company received stockholders' approval at its 1999 annual meeting to exchange the original note for a subordinated secured convertible promissory note, convertible into common stock at the option of Hewlett-Packard beginning August 2000 at a conversion price of $1.75 per share. The Company may demand conversion at maturity. The closing of the purchase of the note occurred as of February 5, 1999. At March 31, 2000, contractual interest of $793,973 is included in the note payable balance as the amounts become convertible with the note balance.

     The Emerging Issues Task Force ("EITF") Issue 98-5 requires that beneficial conversion features present in convertible securities should be recognized and measured by allocating a portion of the proceeds equal to the value of that feature to additional paid-in capital. The value of the beneficial conversion feature in the note with Hewlett-Packard was approximately $20.0 million at the commitment date. However, the value allocated to additional paid-in capital is limited to the $6.0 million proceeds based on the prescribed accounting. Accordingly, we have allocated the full amount of proceeds to the beneficial conversion feature and recorded $6.0 million as additional paid-in capital at the time of closing. This amount is being accreted by charges to interest expense and corresponding increases in long-term debt during the period from issuance of the note to August 2000 when the note becomes convertible. Non-cash interest charges of $592,000 and $1.0 million were recognized during the three months ended March 31, 1999 and 2000 respectively, and the Company will recognize approximately $1.0 million in non-cash interest expense, per quarter, through August 2000.

7. INCOME TAXES

     SFAS 109 requires that the Company record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset depends on the Company's ability to generate sufficient taxable income in the future. The Company has recognized a full valuation allowance for the amount of net deferred tax asset at December 31, 1999 and March 31, 2000 since the Company resembles a development stage company and has no history of profitability.

8. COMMON STOCK

     On March 1, 2000, the Company's board of directors declared a two-for-one split of the common stock in the form of a stock dividend. Par value of the common stock remained $0.001 per share. The stock split was effective March 28, 2000. Stockholders' equity accounts have been adjusted to reflect the reclassification of an amount equal to the par value of the increase in issued shares from additional paid-in capital to the common stock account.

     On March 22, 2000, the Company entered into a Securities Purchase Agreement pursuant to which i2 Technologies, Inc., Hewlett-Packard Company and Millennium Partners, L.P., paid us an aggregate of $6.0 million in consideration for (1) 200,403 shares of our common stock and (2) warrants to purchase

                              THE VIALINK COMPANY

30,063 shares of our common stock at an exercise price of $41.92 per share. The warrants can be exercised at any time on or before March 24, 2003. Additionally, we issued warrants to purchase 2,672 shares of our common stock at an exercise price of $44.91 to an investment bank for facilitating the Securities Purchase Agreement.

     On March 22, 2000, we filed a registration statement with the Securities and Exchange Commission for the offering of approximately $120 million of our common stock. In addition, common stock may be sold by existing stockholders if the underwriters elect to exercise their over-allotment option. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective.

9. COMMITMENTS & CONTINGENCIES

     In December 1997, we entered into an agreement with Investor Awareness to provide investor relations services. Subject to certain criteria in the agreement, Investor Awareness would be granted an option to purchase 40,000 shares of our common stock at $1.5625 per share. We believe the criteria were not met and that Investor Awareness did not earn the option to purchase the 40,000 shares. Investor Awareness has filed a lawsuit alleging we failed to issue the option under the terms of the agreement. We have recorded an expense of $630,000 included in general and administrative expense for the three month period ended March 31, 2000, representing managements estimate of the excess of the market value over the purchase price of the estimated shares which could be issued as part of a settlement with Investor Awareness.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Statements of our management's intentions, beliefs, anticipations, expectations and similar expressions concerning future events contained in this Report constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Any forward-looking statements are made by us in good faith, pursuant to the safe-harbor provisions of the Reform Act. As with any future event, we cannot assure you that the events described in forward-looking statements made in this Report will occur or that the results of future events will not vary materially from those described in the forward-looking statements. These forward-looking statements reflect our management's current views and projections regarding economic conditions, industry environments and our performance. Important factors that could cause our actual performance and operating results to differ materially from the forward-looking statements include, but are not limited to, changes in the general level of economic activity in the markets served by us, introduction of new products or services by competitors, sales performance, expense levels, interest rates, changes in our financial condition, availability of capital sufficient to support our anticipated level of activity, delays in implementing further enhancements to our viaLink service and other services, and our ability to implement our business strategies.

     Our expectations with respect to future results of operations that may be embodied in oral and written forward-looking statements, including any forward-looking statements that may be included in this Report, are subject to risks and uncertainties that must be considered when evaluating the likelihood of our realization of such expectations. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Additional Factors That May Affect Future Results."

OVERVIEW

     We are a provider of subscription-based, business-to-business electronic commerce services that enable CPG and grocery industry participants to efficiently manage their highly complex supply chain information.

                              THE VIALINK COMPANY

Our services allow manufacturers, wholesalers, distributors and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods.

     We were originally formed in 1985 as Applied Intelligence Group, Inc. From inception, our operations consisted primarily of consulting services related to the planning, designing, building and installation of computerized information management systems and computerized checkout or point-of-sale systems in the retail and distribution industry. We also provided a Web-based human resource recruiting application.

     In 1993, we began the design and development of viaLink, an Internet-based subscription service to complement our existing consulting business. We introduced the syncLink service, formerly marketed and sold as Item Catalog, in January 1997. In 1998, we made the strategic decision to focus primarily on our viaLink services. As a result, we sold our management consulting and systems integration assets to The NetPlex Group, Inc. in September 1998 and changed our name to The viaLink Company in October 1998. In December 1998, we sold ijob, our wholly-owned subsidiary which operated our Web-based human resources recruiting application, to DCM Company.

     Prior to 1999, we derived substantially all of our revenues from our consulting and systems integration assets. As a result of the sales of our management consulting and systems integration assets and ijob, we resemble a development stage company because our planned principal operations have not yet generated significant revenues. This fundamental change in our business is extremely risky, and we cannot be certain that our strategic decision to shift our focus from our historical businesses to our viaLink services ultimately will be successful.

     We expect to generate our future revenues primarily from monthly subscriptions to our services. For use of our syncLink service, retailers pay us based on the number of suppliers from whom they receive data and suppliers pay us based on the number of retailers that subscribe to their data. Our basic syncLink subscription service fee is a monthly flat fee per trading partner per store for direct-store-delivery customers. We have a similar pricing model for warehouse-delivered products. Our other services, Chain Pricing, Item Movement and Scan Based Trading, are available for additional fees. Previously, we priced our services based on a flat monthly subscription rate with no variable component for the number of stores or warehouse connections.

     We also charge an implementation fee ranging from $1,200 for an on-line implementation to over $100,000 for more complex supplier and retailer installations. Our implementation fees are separately priced based on time and materials. Implementation costs consist primarily of labor by technical support personnel to configure customer data and establish a connection to our services. Additionally, we receive revenues from the performance of certain Web-hosting services, but we expect to reduce our focus and reliance on providing these services in the future.

     We recognize revenues for our subscription and Web-hosting services as they are provided. Revenues collected in advance are deferred and recognized as earned. Revenues for implementations are recognized as the implementations are completed.

     We reported a substantial loss from operations for the fiscal year ended December 31, 1999 and for the three months ended March 31, 2000, and we expect to report substantial losses for the foreseeable future. The extent of these losses will depend primarily on the amount of revenues generated from implementations of and subscriptions to our viaLink services, which have not yet achieved market acceptance or significant market penetration. In order to achieve market penetration, we expect to continue our high level of expenditures for sales and marketing and development of our viaLink services. These expenses substantially exceed our revenues, which to date have been minimal. As a result, we expect to incur losses in future periods until such time as the recurring revenues from these services are sufficient to cover expenses.

                              THE VIALINK COMPANY

RESULTS OF OPERATIONS

  Comparison of First Quarter 1999 ("1999") to First Quarter 2000 ("2000")

     Revenues. Our total revenues increased from $108,000 for the first quarter 1999, to $407,000 for the first quarter 2000. The increase in revenues was the result of an $83,000 increase in subscription and service revenues from 1999 to 2000 and a $216,000 increase in implementation revenues from 1999 to 2000.

     Customer Operations. Customer operations expense consists of personnel costs associated with implementation, consulting and other services and costs of operating, maintaining and accessing our technical operations and hosting facilities. Customer operations expense also includes the cost of providing support and maintenance to customers. Our customer operations expense increased from $279,000 in 1999, to $1.7 million in 2000. This increase is largely due to our expanded operations platform including the hosting of our technical operations by Hewlett-Packard and increased personnel costs for our implementation and customer service teams.

     Development. Development expense includes personnel and contract labor costs and professional fees incurred for product development, enhancements, upgrades, quality assurance and testing. Our development expenses increased from $143,000 for 1999, to $1.9 million in 2000. This increase was due primarily to an increase in personnel costs and professional fees for product development. Additionally, $353,000 of non-cash service costs is included in development expense in 2000 for the amortization of a portion of the fair value of the warrants and options issued to Ernst & Young, i2 Technologies and other service providers, reflecting the development efforts provided. We are utilizing and will increase our reliance on our alliance partners and other vendors to advance our development efforts. We are currently undertaking various projects that we expect will result in continued increases in these expenses for the foreseeable future.

     Selling and Marketing. Selling and marketing expense consists primarily of personnel costs, travel, promotional events, including trade shows, seminars and technical conferences, advertising and public relations programs. Selling and marketing expense increased from $340,000 in 1999, to $2.7 million in 2000. This increase was primarily due to the expansion of our sales, business development and marketing team from four persons at January 1, 1999 to 16 persons at March 31, 2000 and our new marketing and promotional program to promote our viaLink services. This new program resulted in an increase in advertising, travel and other professional fees of approximately $1.2 million. Additionally, $250,000 of non-cash service costs for the amortization of a portion of the fair value of the warrants and options issued to Ernst & Young, i2 Technologies and other service providers reflecting the selling and marketing efforts provided are included in selling and marketing expense. We expect these expenses will continue to increase in the foreseeable future.

     General and Administrative (G&A). G&A expense consists primarily of the personnel and other costs of the finance, human resources, administrative and executive departments and the fees and expenses associated with legal, accounting and other services. G&A expense increased from $1.0 million in 1999, to $4.0 million in 2000. This increase in G&A expense includes $1.6 million of non-cash stock compensation for agreements executed during 2000, as more fully discussed in Note 7 to the financial statements. The remainder of the increase is attributable to increased personnel costs for key executive and management staff and the related increase in personnel expenses for the administrative infrastructure built to support future operations. In addition, G&A expense also increased due to an increase in legal, consulting and other professional fees. As a result of our significant efforts to develop internal processes and infrastructure to support the expected increase in operational activity and scale, we anticipate that our G&A expense will continue to increase in absolute dollars for the foreseeable future.

     Depreciation and Amortization. Depreciation and amortization expense increased from $85,000 in 1999, to $265,000 during the first quarter of 2000. This increase reflects the effect of capital expenditures in 1999 and 2000 for new computer hardware and software to support the viaLink services.

                              THE VIALINK COMPANY

     Interest Expense, Net. Interest expense, net, increased from $634,000 in 1999 to $981,000 in 2000. This increase reflects the partial period inclusion of interest on the promissory note we issued to Hewlett-Packard in February 1999. The Note is for $6.0 million at 11.5% interest, plus the amortization of the beneficial conversion feature of the note as more fully discussed in Note 5 to the financial statements. We will continue to record non-cash interest charges of approximately $1.0 million per quarter until the conversion date of August 5, 2000. Interest expense is offset by interest income on short-term investments.

     Gain on Sale of Assets. Gain on sale of assets of $735,000 during the first quarter 1999 reflects the recognition of the deferred gain of $462,000 upon collection of the note receivable due to us in connection with the sale of ijob. We also recorded $273,000 of income under the earn-out agreement with NetPlex during 1999. Due to the potential for non-payment, no amounts have been recorded under the NetPlex earn-out agreement during the first quarter of 2000. We will continue to record income under the earn-out agreement as we receive payments.

     Tax Provision. Deferred tax assets and deferred tax liabilities are separately recognized and measured at currently enacted tax rates for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is not "more likely than not" that all or a portion will be realized. We have established a full valuation allowance for the net deferred tax assets as of December 31, 1999 and March 31, 2000, generated by losses recorded in 1999 and the first quarter of 2000. We will continue to provide a full valuation allowance for future and current net deferred tax assets until such time as we believe it is more likely than not that the asset will be realized.

     Other Comprehensive Income. Other comprehensive income in 1999 includes an unrealized gain of $1.4 million, representing the net increase in market value of the 643,770 shares of NetPlex capital stock from January 1, 1999 to March 31, 1999 received as consideration from the sale of our consulting and systems integration assets. These securities were sold in December 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Due to the sale of our consulting and systems integration assets and the sale of ijob, we are unable to rely on our historical revenues and we expect future cash requirements in connection with sales and marketing and investment in our viaLink services will be substantial. As a result of these sales, we now resemble a development stage company because our planned principal operations have not yet generated significant revenues. As of March 31, 2000, we had cash, cash equivalents and short-term investments of $13.8 million.

     During the three months ended March 31, 2000, we used $6.2 million in operating activities, reflecting a net loss of $11.2 million. Cash used in operating activities also reflects $3.4 million for non-cash stock compensation and interest expense for the conversion feature of the Hewlett-Packard note, $383,000 of depreciation and amortization and a $1.2 million increase in cash provided by other working capital changes.

     During the three months ended March 31, 2000, investing activities provided $1.8 million in net cash resulting from $4.4 million in maturities of short-term investments offset by reinvestment of $1.5 million. Investment activities also reflects $385,000 in capital expenditures and capitalized software development costs. Also included in investing activities was a payment of $750,000 as part of an agreement with a third party company which places restrictions upon the third party's ability to sell, transfer or pledge its assets or common stock until May 31, 2000.

     During the three months ended March 31, 2000, financing activities provided net cash of $6.0 million, primarily the result of the issuance of 200,403 shares of our common stock. Additionally, we received $229,000 in proceeds from the exercise of our stock options and warrants and stock purchase plans, offset in part by approximately $94,000 of offering costs.

                              THE VIALINK COMPANY

     We currently do not have a credit facility available to borrow additional funds. We have incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow for the foreseeable future. We expect our spending to increase steadily for the foreseeable future for further technology and product development, increased sales and marketing expenditures and other technology and database costs. We also expect to hire additional management, development and support/service employees. To support this level of spending, we must use our current cash, cash equivalents and collection of accounts receivable to operate the business and/or eventually obtain additional financing. We cannot be certain when operating revenues will exceed operating costs, if ever.

     Our future capital requirements will depend on our revenue growth, profitability, working capital requirements, level of investment in long term assets and other financing sources. Increases in these capital requirements or a lack of revenue due to delayed or less than expected market acceptance of our viaLink services would accelerate the use of our cash, cash equivalents and short-term investments.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, issued SFAS No.
133. SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the balance sheet, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. We do not expect SFAS No. 133 to have a material effect on our financial position or results of operations.

ADDITIONAL FACTORS THAT MAY AFFECT FUTURE RESULTS

     You should carefully consider these factors that may affect future results, together with all of the other information included in this Form 10-QSB, in evaluating our business. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us.

     Keep these risks in mind when you read "forward-looking" statements elsewhere in this Form 10-QSB. These are statements that relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend," and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. Please see "Special Cautionary Note Regarding Forward-Looking Statements" below in this Item 2.

DUE TO THE RECENT SALE OF OUR CONSULTING AND SYSTEMS INTEGRATION ASSETS AND THE SALE OF OUR SUBSIDIARY, IJOB, INC., WE NEED TO REPLACE MOST OF OUR HISTORICAL REVENUES WITH REVENUES FROM OUR VIALINK SERVICES.

     We have historically derived substantially all of our revenues from providing management consulting services and computer systems integration services to the retail and wholesale distribution industries. In order to permit us to focus our resources primarily on developing and marketing our viaLink services, we sold the assets underlying our management consulting services and computer systems integration services, and we sold our wholly-owned subsidiary, ijob, Inc. We had previously generated over 90% of our total revenues from these operations.

     As a result of these sales, we are now substantially dependent on revenues generated from our viaLink services. Our viaLink services have achieved limited market acceptance and, to date, have accounted for an insignificant amount of our historical revenues. Consequently, we resemble a development stage company and

                              THE VIALINK COMPANY
will face many of the inherent risks and uncertainties that development stage companies face. These risks include, but are not limited to, our:

     - Need for our services to achieve market acceptance and produce a sustainable revenue stream;

     - Need to expand sales, support and product development capabilities;

     - Need to manage rapidly changing operations;

     - Dependence upon key personnel;

     - Reliance on strategic alliances and relationships;

     - Ability to obtain financing on acceptable terms; and

     - Ability to offer greater value than our competitors.

     Our business strategy may not successfully address these risks. If we fail to recognize significant revenues to replace the revenues lost in these sales, our business, financial condition and operating results would be materially adversely affected.

WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL REQUIRED TO GROW OUR BUSINESS

     We intend to continue our investment in and development of our services and technology, expansion of our sales and marketing activities and expansion into other industries and geographic markets and expect to incur significant expenditures upon relocation of our corporate headquarters. We have incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow in the future. Our ability to fund our planned working capital and capital expenditures will depend largely upon our ability to obtain sufficient capital. Our future capital requirements will depend on a number of factors, including:

     - Our services achieving market acceptance;

     - Our services producing a sustainable revenue stream;

     - Our working capital requirements; and

     - Our level of our investment in and development of our services and technology.

     We may not be able to obtain the additional capital resources necessary to satisfy our cash requirements or to implement our growth strategy successfully. If we cannot obtain adequate additional capital resources, we will be forced to curtail our planned business expansion. We may also be unable to fund our ongoing operations, including investment in and development of our services and technology, expansion of our sales and marketing activities and expansion into other industries and geographic markets.

WE ARE SUBSTANTIALLY DEPENDENT ON OUR VIALINK SERVICES. IF OUR VIALINK SERVICES FAIL TO BECOME ACCEPTED BY THE CONSUMER PACKAGED GOODS AND GROCERY INDUSTRIES, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

     Virtually all of our revenues for the foreseeable future will be derived from implementation fees and subscription revenues from our viaLink services, which may not achieve market acceptance. To date we have received an insignificant amount of revenues from these services. The acceptance of our syncLink service as an industry-wide shared database will depend upon subscriptions from a large number of industry manufacturers, suppliers and retailers. We cannot predict when a significant number of manufacturers, suppliers and retailers will subscribe to our services, if ever. If our services do not achieve market acceptance, or if market acceptance develops more slowly than expected, our business, operating results and financial condition will be seriously damaged.

                              THE VIALINK COMPANY

     A number of factors will determine whether our services achieve market acceptance, including:

     - Performance and functionality of our services;

     - Ease of adoption;

     - Satisfaction of our initial subscribers;

     - Success of our marketing efforts;

     - Success of our strategic relationships and alliances;

     - Successful completion and favorable reporting of our synchronization and Scan Based Trading pilot expected in June 2000; and

     - Continued acceptance of the Internet for business use.

     The market for business-to-business electronic commerce services is evolving rapidly. As the market evolves, customers, including our current customers, may not choose our services.

WIDESPREAD INDUSTRY ADOPTION OF OUR SERVICES IS DEPENDENT UPON A CRITICAL MASS OF LARGE NATIONAL RETAILERS AND SUPPLIERS SUBSCRIBING TO OUR SERVICES.

     Our success depends on a significant number of large retailers using our services and linking with manufacturers, wholesalers and distributors over the Internet through syncLink. To encourage purchasers to use our services, syncLink must offer a broad range of product, price and promotion information from a large number of suppliers. However, to attract suppliers to subscribe to syncLink, we must increase the number of retailers who use our services. If we are unable to quickly build a critical mass of retailers and suppliers, we will not be able to benefit from a network effect where the value of our services to each subscriber significantly increases with the addition of each new subscriber. Our inability to achieve this network effect would reduce the overall value of our services to retailers and suppliers and, consequently, would harm our business.

WE DEPEND ON SUPPLIERS FOR THE SUCCESS AND ACCURACY OF OUR SERVICES.

     We depend on suppliers to subscribe to our services in sufficient and increasing numbers to make our services attractive to retailers and, consequently, other suppliers. In order to provide retailers accurate data, we rely on suppliers to update their item, price and promotion information stored in our database. We cannot guarantee that the item, price and promotion information available from our services will always be accurate, complete and current, or that it will comply with governmental regulations. Incorrect information could expose us to liability if it harms users of our services or result in decreased adoption and use of our services.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT FUTURE OPERATING LOSSES.

     We have a history of operating losses, and we expect to incur net losses for the foreseeable future. We incurred net operating losses of approximately $2.9 million in 1997, $1.5 million in 1998 and $13.8 million in 1999. As of March 31, 2000, we had an accumulated deficit of approximately $24.8 million representing the sum of our historical net losses. We expect to expend significant resources to aggressively develop and market our services into an unproven market. Therefore, we expect to have negative cash flow and net losses from operations for the foreseeable future. We may never generate sufficient revenues to achieve or sustain profitability or generate positive cash flow.

THE UNPREDICTABILITY OF OUR QUARTER-TO-QUARTER RESULTS COULD CAUSE OUR STOCK PRICE TO BE VOLATILE OR DECLINE.

     Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. Our expense levels are based primarily on our estimates of future

                              THE VIALINK COMPANY
revenues and are largely fixed in the short term. Due in large part to our uncertainty regarding the success of our services, we cannot predict with certainty our quarterly revenues and operating results. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall caused by factors such as delayed or lack of market acceptance of our services. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance, especially in light of the significant changes in our business that we have undertaken. It is possible that in one or more future quarters, our results may fall below the expectations of securities analysts or investors. If this occurs, the trading price of our common stock would likely be volatile or decline.

OUR STOCK PRICE MAY BE VOLATILE.

     The market price of our common stock has been volatile in the past and may be volatile in the future. The market price of our common stock may be significantly affected by various factors, including but not limited to:

     - Fluctuations in our operating results;

     - Changes in financial estimates by securities analysts or our failure to perform in line with these estimates;

     - Timing of large national retailers and suppliers subscribing to our services;

     - Changes in market valuations of other technology companies;

     - Announcements by us or our potential competitors relating to significant technical innovations, acquisitions, strategic alliances and relationships, joint ventures or investments;

     - Departures of key personnel; and

     - Downturns in the general economy.

IF OUR STRATEGIC ALLIANCES AND RELATIONSHIPS DO NOT PRODUCE THE ANTICIPATED BENEFITS OR IF WE ARE UNABLE TO ENTER INTO ADDITIONAL FUTURE ALLIANCES AND RELATIONSHIPS, OUR SERVICES MAY NOT ACHIEVE MARKET ACCEPTANCE.

     Our business depends substantially on developing and maintaining strategic alliances and relationships to develop, market and sell our services. We believe our current and future strategic alliances and relationships will help us to validate our technology, facilitate broad market acceptance of our services and enhance our sales and marketing. Our current strategic alliances and relationships may not provide the benefits we expect or the access to new customers we anticipate, and they may not be sustained on favorable terms, if at all. Further, we may not be able to enter into successful new strategic alliances and relationships in the future. If we are unable to develop key alliances and relationships or maintain and enhance existing alliances and relationships, our business, operating results and financial condition would be harmed.

A PROMISSORY NOTE WE ISSUED TO HEWLETT-PACKARD HAS LEVERAGED US CONSIDERABLY, CAUSING FINANCIAL AND OPERATING RISK, AND MAY RESULT IN SIGNIFICANT DILUTION TO OUR STOCKHOLDERS.

     As a result of our issuing a $6.0 million subordinated secured convertible promissory note to Hewlett-Packard, our debt service requirements will increase substantially when we are required to repay the note in February 2004. The degree to which we are leveraged could materially adversely affect our ability to obtain future financing and could make us more vulnerable to industry downturns, general economic downturns and competitive pressures. Our ability to meet our debt obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations. Additionally, beginning in August 2000, all principal and interest due under the note may be converted into

                              THE VIALINK COMPANY
shares of our common stock at $1.75 per share, a substantial discount from our current stock price, which would result in substantial dilution to our stockholders.

WE ARE DEPENDENT UPON THE OPERATION OF HEWLETT-PACKARD'S DATA CENTER FOR THE TIMELY AND SECURE DELIVERY OF OUR SERVICES.

     We use Hewlett-Packard's data center as the host for our services. We are dependent on our continued relationship with Hewlett-Packard and on their data center for the timely and secure delivery of our services. If Hewlett-Packard's data center fails to meet our expectations in terms of reliability and security, our ability to deliver our services will be seriously harmed, resulting in the potential loss of customers and subscription revenue. Furthermore, if our relationship with Hewlett-Packard were terminated, we would be forced to find another service provider to host our services. The transition to another service provider could result in interruptions of our services and could increase the cost of providing our services.

OUR SINGLE-SITE INFRASTRUCTURE AND SYSTEMS MAY BE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED EVENTS, AND LOSSES WE INCUR AS A RESULT OF THESE EVENTS COULD EXCEED THE AMOUNT OF INSURANCE WE CARRY.

     The performance of our server and networking hardware and software infrastructure is critical to our business, reputation and ability to provide high quality services and attract and retain users of our services. We depend on our single-site infrastructure and systems which are located at a secure, underground Hewlett-Packard facility in Atlanta, Georgia. Any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our services. These interruptions, if sustained or repeated, could impair our reputation, the quality of our services and our ability to attract and retain users of our services.

     Our systems and operations may be vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, our business interruption insurance may not be sufficient to compensate us for losses that could occur. Any system failure that causes an interruption in services could result in fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our services or prevent us from providing our services entirely.

THE ROYALTIES WE MUST PAY TO ERNST & YOUNG AND I2 TECHNOLOGIES COULD ADVERSELY AFFECT OUR ABILITY TO BECOME PROFITABLE.

     Pursuant to an alliance agreement, we must pay Ernst & Young a royalty of 7% of our total revenues, excluding any revenues derived from Ernst & Young audit clients, until May 2001. Upon meeting specified milestones relating to significant Ernst & Young clients becoming our customers, these royalty payments to Ernst & Young will continue in perpetuity.

     Pursuant to a separate alliance agreement, we must pay i2 Technologies a royalty of 5% of syncLink and Chain Pricing subscription services revenues over the term of the agreement through December 31, 2003. The royalty payments we are obligated to pay could inhibit our ability to become profitable and could have an adverse effect on our operating results and financial condition.

WE EXPECT TO FACE INCREASED COMPETITION. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS WILL BE HARMED.

     Currently, we do not know of any direct competition for our electronic commerce services. However, we believe direct competition for our services will develop and increase in the future. If we face increased

                              THE VIALINK COMPANY
competition, we may not be able to sell our viaLink services on terms favorable to us. Furthermore, increased competition could reduce our market share or require us to reduce the price of our services.

     To achieve market acceptance and thereafter to increase our market share, we will need to continually develop additional services and introduce new features and enhancements. Our potential competitors may have significant advantages over us, including:

     - Significantly greater financial, technical and marketing resources;

     - Greater name recognition;

     - Broader range of products and services; and

     - Larger customer bases.

     Consequently, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements.

WE MUST ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE.

     The Web-based electronic commerce market is characterized by rapid changes due to technological innovation, evolving industry standards and changes in subscriber needs. Our future success will depend on our ability to continue to develop and introduce a variety of new services and enhancements that are responsive to technological change, evolving industry standards and customer requirements on a timely basis. We cannot be certain that technological developments and products and services our competitors introduce will not cause our existing services, and new technologies in which we invest, to become obsolete.

OUR OPERATING RESULTS MAY BE HARMED IF BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE OVER THE INTERNET DOES NOT CONTINUE TO GAIN ACCEPTANCE, PARTICULARLY IN THE CONSUMER PACKAGED GOODS AND GROCERY INDUSTRIES.

     Our ability to achieve market acceptance depends upon the consumer packaged goods and grocery industries' widespread acceptance of the Internet as a vehicle for business-to-business electronic commerce. There are a number of critical issues concerning commercial use of the Internet, including security, reliability, cost, quality of service and ease of use and access. Organizations that have already invested substantial resources in other means of exchanging information may be reluctant to implement Internet-based business strategies. We cannot assure you that Internet-based information management utilizing viaLink, or any other product, will become widespread. If the Internet fails to become widely accepted by the consumer packaged goods and grocery industries, our subscribers may be forced to use private communications networks which would materially adversely affect our operating results.

UNDETECTED SOFTWARE ERRORS OR FAILURES FOUND IN OUR PRODUCTS MAY RESULT IN LOSS OF OR DELAY IN MARKET ACCEPTANCE OF OUR PRODUCTS WHICH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

     Errors or defects in our products may result in loss of revenues or delay in market acceptance and could materially adversely affect our business, operating results and financial condition. Applications such as ours may contain errors or defects, sometimes called "bugs," particularly when first introduced or when new versions or enhancements are released. Despite our testing, current versions, new versions or enhancements of our products may still have defects and errors after commencement of commercial operation. As a result of "bugs" in our software, customers may experience data loss, data corruption or other business disruption, which could subject us to potential liability.

                              THE VIALINK COMPANY

PERFORMANCE PROBLEMS WITH OUR DATABASE OR SOFTWARE COULD SUBJECT US TO PRODUCT LIABILITY CLAIMS WHICH, WHETHER OR NOT SUCCESSFUL, COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Our subscribers depend on our database to provide, access, manage and share item, pricing and promotion information in an efficient and cost-effective manner. Any errors, defects or other performance problems with our database, software or services could result in financial or other damages to our subscribers. A product liability claim, whether or not successful, could damage our reputation and our business, operating results and financial condition. Our service agreements with our subscribers typically contain provisions designed to limit our exposure to potential liability claims. However, these contract provisions may not preclude all potential claims. Product liability claims in excess of insurance limits could require us to spend significant time and money in litigation or to pay significant damages.

THE SECURITY OF OUR DATABASE COULD BE BREACHED, WHICH COULD DAMAGE OUR REPUTATION AND DETER CUSTOMERS FROM USING OUR SERVICES.

     We must protect our computer systems and networks from break-ins, security breaches and other disruptive problems associated with the unauthorized use of the Internet. Our database and services may be vulnerable to break-ins and similar security breaches that jeopardize the security of the information stored in our database and transmitted through our computer systems and networks and those of our subscribers. In addition, we could, in the future, be subjected to denial of service, vandalism and other attacks on our systems by Internet hackers. Due to the highly proprietary information that we retain in our database, any security breach could adversely affect our ability to attract and retain subscribers, damage our reputation and subject us to litigation. Moreover, the security and privacy concerns of potential subscribers, as well as concerns related to computer viruses, may inhibit the marketability of our services.

     Our services contain security protocols. We have also contracted with third-party providers to provide security protocols for the transmission of data over the Internet. Although we intend to continue our current security efforts and to implement security technology and operational procedures to prevent break-ins, damage and failures, these security efforts may fail. Our insurance coverage may be insufficient in certain circumstances to cover claims that may result from these events.

WE EXPECT OUR PLANNED AGGRESSIVE GROWTH TO STRAIN OUR RESOURCES.

     We intend to expand our operations rapidly in the foreseeable future to pursue existing and potential market opportunities. If this rapid growth occurs, it will place significant demands on our management and operational resources. We will need to hire additional sales and marketing, research and development and technical personnel to increase and support our sales. We will also need to hire additional support and administrative personnel, expand our customer service capabilities, contract for third-party implementation resources and expand our information management systems. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining talented and qualified employees. Our failure to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue and develop new products or product enhancements. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition may be materially adversely affected.

                              THE VIALINK COMPANY

WE PLAN TO EXPAND INTO INTERNATIONAL MARKETS, WHICH WILL CAUSE OUR BUSINESS TO BECOME SUSCEPTIBLE TO ADDITIONAL RISKS.

     As part of our strategy, we plan to expand our presence and the sales of our services outside the United States. Conducting international operations would subject us to risks we do not face in the United States including:

     - Currency exchange rate fluctuations;

     - Unexpected changes in regulatory requirements;

     - Longer accounts receivable payment cycles and difficulties in collecting accounts receivables;

     - Difficulties in managing and staffing international operations;

     - Potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     - The burdens of complying with a wide variety of foreign laws and regulatory requirements;

     - Reduced protection for intellectual property rights in some countries;
       and

     - Political and economic instability.

     Each country may have unique operational characteristics in each of their CPG and grocery industries that may require significant modifications to our existing services. In addition, we have limited experience in marketing, selling and supporting our services in foreign countries. Development of these skills may be more difficult or take longer than we anticipate, especially due to language barriers, currency exchange risks and the fact that the Internet may not be used as widely in other countries, and the adoption of electronic commerce may evolve slowly or may not evolve at all. As a result, we may not be successful in marketing our services to retailers and suppliers in markets outside the United States.

WE PLAN TO MOVE OUR CORPORATE HEADQUARTERS TO DALLAS, TEXAS. THIS MOVE MAY ADVERSELY AFFECT OUR OPERATIONS AND CAUSE US TO LOSE KEY PERSONNEL.

     We intend to move our corporate headquarters from Edmond, Oklahoma to Dallas, Texas within the next 12 months. We believe the move to Dallas will give us greater access to technology and development personnel and resources. We expect this move will place a significant strain on our operations and may cause us to lose some of our employees, particularly our development staff. While we anticipate that many of our employees will accept positions with us in Dallas, we cannot assure you that all of our employees will be willing to relocate. If we were to lose a significant number of employees, our management would have to devote a significant amount of their time to recruiting and training efforts and our business, financial condition and operating results may be materially adversely affected. In addition, the lease on our facilities in Oklahoma extends until 2005. If we are unable to sublease or assign these premises on acceptable terms or if our landlord refuses to release us from our obligations under the lease, we will remain liable for all or a portion of the remaining rental payments, which would negatively affect our operating results.

OUR SUCCESS IS SUBSTANTIALLY DEPENDENT ON OUR ABILITY TO RETAIN AND ATTRACT KEY PERSONNEL.

     Our future performance depends on the continued service of our key senior management team, Smalltalk programmers and sales personnel. The loss of the services of one or more of our key personnel, in particular Lewis B. Kilbourne, our Chief Executive Officer, could seriously harm our business. On October 1, 1998, we entered into an employment agreement with Dr. Kilbourne. This agreement has a three-year term, with year-to-year renewals. We do not maintain a key man life insurance policy for Dr. Kilbourne. Our future success also depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel.

                              THE VIALINK COMPANY

IF WE MAKE FUTURE ACQUISITIONS OR ENTER INTO JOINT VENTURES OR ADDITIONAL ALLIANCE ARRANGEMENTS, OUR MANAGEMENT'S ATTENTION MAY BE DIVERTED FROM OUR OPERATIONS, WE MAY INCUR ADDITIONAL LIABILITIES AND WE MAY NOT SUCCESSFULLY INTEGRATE ACQUIRED OPERATIONS.

     In the future we may acquire additional businesses, products and technologies, or enter into joint ventures or alliance arrangements that could complement or expand our business. Management's negotiations of potential acquisitions or joint ventures and alliance agreements and management's integration of acquired businesses, products or technologies could divert their time and resources. Any future acquisitions could require us to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangibles or write-off in-process research and development and other acquisition-related expenses. Further, we may not be able to successfully integrate any acquired business, product or technology into our existing operations or retain the key employees of the acquired business. If we are unable to fully integrate an acquired business, product or technology, we may not receive the intended benefits of that acquisition.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.

     Our success is in part dependent upon our proprietary software technology. Companies in the software industry have experienced substantial litigation regarding intellectual property. Our subscription agreements contain provisions prohibiting the unauthorized use, copying and transfer of our proprietary information. We own no patents; rather, we rely on a combination of trade secret, copyright and trademark laws as well as non-disclosure and confidentiality agreements to protect our proprietary technology. However, these measures provide only limited protection, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

     Any litigation to enforce our intellectual property rights may divert management resources and may not be adequate to protect our business. We also could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our subscribers for similar claims made against them. Any claims against us or any claims we may seek to bring against others could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. Intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

WE DEPEND ON THIRD-PARTY TECHNOLOGY FOR USE IN OUR PRODUCTS. IF WE ARE UNABLE TO CONTINUE TO USE THESE SOFTWARE LICENSES, OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

     We currently, and in the future we expect to continue to, license or otherwise obtain access to intellectual property of third parties. We rely upon software that we license from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. These third-party software licenses may not continue to be available to us on commercially reasonable terms. The loss of, or inability to maintain or obtain, any of these software licenses, could result in delays in our ability to provide our services or in reductions in the services we provide until we integrate equivalent software that we develop internally or that we identify and license from a third-party. Any delay in product development or in providing our services could damage our business, operating results and financial condition.

OUR CUSTOMER BASE IS CONCENTRATED AND OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO RETAIN EXISTING CUSTOMERS AND SUBSCRIBERS.

     If one or more of our major customers were to substantially reduce or terminate their use of our services, our business, operating results and financial condition would be harmed. In 1999, we derived 70% of our total

                              THE VIALINK COMPANY
revenues from our five largest customers. Our largest customer in 1999 accounted for approximately 27% of our total revenues. The amount of our revenues attributable to specific customers is likely to vary from year to year. We do not have long-term contractual commitments with any of our current subscribers, and our subscribers may terminate their contracts with little or no advance notice and without significant penalty. As a result, we cannot be certain that any of our current subscribers will be subscribers in future periods. A subscriber termination would not only result in lost revenue, but also the loss of subscriber references that are necessary for securing future subscribers.

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE
SALE.

     Sales of a substantial number of shares of common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of equity securities. As of April 15, 2000, we had outstanding 20,045,769 shares of common stock. Of these shares:

     - 16,013,812 shares are freely tradable without restriction or further registration under the Securities Act unless purchased by our "affiliates;" and

     - 4,031,957 shares of common stock are "restricted securities" as defined in Rule 144 of the Securities Act.

     An additional 1,541,052 shares of common stock are issuable upon the exercise of currently exercisable options. Substantially all shares issued following the exercise of these options will be freely tradable.

     An additional 45,000 shares of common stock are issuable upon the exercise of currently exercisable warrants. All of the shares issued upon the exercise of these warrants will be freely tradable.

     Pursuant to the $6.0 million subordinated secured convertible promissory note we issued to Hewlett-Packard, Hewlett-Packard may convert the note into shares of our common stock at a conversion price of $1.75 per share beginning in August 2000. Hewlett-Packard is also entitled to request the registration of 66,801 shares of our common stock purchased by them and 10,021 shares of our common stock issuable to them upon the exercise of a warrant we issued to them in connection with a private placement.

     Pursuant to our agreement with Ernst & Young, Ernst & Young is entitled to request the registration of 750,000 shares of our common stock which were purchased by them upon the exercise of a warrant.

     Pursuant to our agreement with i2 Technologies, i2 Technologies is entitled to request the registration of 962,337 shares of our common stock which were purchased by them and 756,289 shares of common stock issuable to them upon exercise of the warrants.

     In addition, we are required to register 66,801 shares of our common stock which were purchased by Millennium Partners and 10,021 shares of our common stock issuable to them upon the exercise of a warrant issued to them in connection with a private placement, upon the later to occur of 120 days following the close of the private placement or 30 days following the effective date of our registration statement on Form SB-2.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT, DELAY OR IMPEDE A CHANGE IN CONTROL OF US AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     Provisions of our certificate of incorporation and bylaws, including those relating to our classified board and our ability to offer "blank check" preferred stock, could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. We are also subject to the anti-takeover laws of Delaware which may discourage, delay or prevent someone from acquiring or merging with us, which may adversely affect the market price of our common stock. Please see "Description of Securities -- Anti-Takeover Effects" for more information concerning anti-takeover provisions.

                          PART II -- OTHER INFORMATION

        SPECIAL PRECAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Form 10-QSB contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections captioned "Additional Factors That May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this Form 10-QSB, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

ITEM 1. LEGAL PROCEEDINGS

     Reference is made to Item 3 of Part I of our Annual Report on Form 10-QSB for the year ended December 31, 1999.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

     During the three months ended March 31, 2000, we entered into a Securities Purchase Agreement pursuant to which i2 Technologies, Inc., Hewlett-Packard Company and Millennium Partners, L.P., paid us an aggregate of $6.0 million in consideration for (1) 200,403 shares of our common stock and (2) warrants to purchase 30,063 shares of our common stock at an exercise price of $41.92 per share. The warrants can be exercised at any time on or before March 24, 2003. Additionally, we issued warrants to purchase 2,672 shares of our common stock at an exercise price of $44.91 to an investment bank for facilitating the Securities Purchase Agreement. The net proceeds of this issuance will be used to fund further investment in and the development of our services and technology, expansion of our sales and marketing activities, expansion into other industries and geographical markets, relocation of our corporate headquarters, and working capital and other general corporate purposes.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

     The following instruments are included as exhibits to the report. Exhibits incorporated by reference are so indicated.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         4.1(1)          -- Securities Purchase Agreement dated as of March 22, 2000, by and among the Registrant and the Purchasers listed on
                            Schedule I thereto.
         4.2(1)          -- Common Stock Purchase Warrant dated March 24, 2000, by
                            the Registrant in the favor of Hewlett-Packard Company.
         4.3(1)          -- Common Stock Purchase Warrant dated March 24, 2000, by
                            the Registrant in the favor of i2 Technologies, Inc.
         4.4(1)          -- Common Stock Purchase Warrant dated March 24, 2000, by
                            the Registrant in the favor of Millennium Partners, L.P.
         4.5(1)          -- Amendment No. 1 to Registration Rights Agreement dated as of March 22, 2000, by and among the Registrant and
                            Hewlett-Packard Company.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         4.6(1)          -- Amendment No. 1 to Registration Rights Agreement dated as of March 22, 2000, by and among the Registrant and i2
                            Technologies, Inc.
         4.7(1)          -- Registration Rights Agreement dated as of March 22, 2000, by and between the Registrant and Millennium Partners,
                            L.P.
         4.8             -- Common Stock Purchase Warrant dated March 24, 2000 by the
                            Registrant in favor of AGE Investments, Inc.
         4.9             -- Registration Rights Agreement dated as of April   , 2000
                            by and between the Registrant and AGE Investments, Inc.
        10.1(2)          -- Employment Agreement effective January 4, 2000 by and
                            between the Registrant and Patrick Fitzgerald.
        10.2             -- Addendum to Employment Agreement effective as of March
                            10, 2000 by and between the Registrant and J. Andrew
                            Kerner.
        10.3             -- Addendum to Employment Agreement effective as of March
                            10, 2000 by and between the Registrant and David M.
                            Lloyd.
        10.4             -- Addendum to Employment Agreement dated March 14, 2000 by and between the Registrant and Robert I. Noe.
        27               -- Financial Data Schedule

---------------

(1) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated March 22, 2000.

(2) Incorporated herein by reference to the Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1999.

     (b) Reports on Form 8-K.

     The Registrant filed a Current Report on Form 8-K, dated March 1, 2000, reporting pursuant to Items 5 and 7 of such Form the declaration of a two-for-one split of shares of the Registrant's common stock to be effected in the form of a stock dividend of one share for each share of common stock outstanding payable to stockholders of record on March 17, 2000.

     The Registrant filed a Current Report on Form 8-K, dated March 22, 2000, reporting pursuant to Item 5 of such Form the private placement of $6,000,000 of the Registrant's common stock.

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            THE VIALINK COMPANY
                                                      (Registrant)

                                            By:   /s/ LEWIS B. KILBOURNE
                                              ----------------------------------
                                                      Lewis B. Kilbourne
                                                   Chief Executive Officer

Date: May 12, 2000

                                            By:    /s/ J. ANDREW KERNER
                                              ----------------------------------
                                                       J. Andrew Kerner
                                                Senior Vice President, Finance
                                                   Chief Financial Officer
                                                   (principal financial and
                                                      accounting officer)

Date: May 12, 2000

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         4.1(1)          -- Securities Purchase Agreement dated as of March 22, 2000, by and among the Registrant and the Purchasers listed on
                            Schedule I thereto.
         4.2(1)          -- Common Stock Purchase Warrant dated March 24, 2000, by
                            the Registrant in the favor of Hewlett-Packard Company.
         4.3(1)          -- Common Stock Purchase Warrant dated March 24, 2000, by
                            the Registrant in the favor of i2 Technologies, Inc.
         4.4(1)          -- Common Stock Purchase Warrant dated March 24, 2000, by
                            the Registrant in the favor of Millennium Partners, L.P.
         4.5(1)          -- Amendment No. 1 to Registration Rights Agreement dated as of March 22, 2000, by and among the Registrant and
                            Hewlett-Packard Company.
         4.6(1)          -- Amendment No. 1 to Registration Rights Agreement dated as of March 22, 2000, by and among the Registrant and i2
                            Technologies, Inc.
         4.7(1)          -- Registration Rights Agreement dated as of March 22, 2000, by and between the Registrant and Millennium Partners,
                            L.P.
         4.8             -- Common Stock Purchase Warrant dated March 24, 2000 by the
                            Registrant in favor of AGE Investments, Inc.
         4.9             -- Registration Rights Agreement dated as of April   , 2000
                            by and between the Registrant and AGE Investments, Inc.
        10.1(2)          -- Employment Agreement effective January 4, 2000 by and
                            between the Registrant and Patrick Fitzgerald.
        10.2             -- Addendum to Employment Agreement effective as of March
                            10, 2000 by and between the Registrant and J. Andrew
                            Kerner.
        10.3             -- Addendum to Employment Agreement effective as of March
                            10, 2000 by and between the Registrant and David M.
                            Lloyd.
        10.4             -- Addendum to Employment Agreement dated March 14, 2000 by and between the Registrant and Robert I. Noe.
        27               -- Financial Data Schedule

---------------

(1) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated March 22, 2000.

(2) Incorporated herein by reference to the Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1999.

                                                                     EXHIBIT 4.8


NEITHER THIS WARRANT NOR ANY SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR DISPOSED OF WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

No. AGE 1                                                      Right to Purchase
                                                          Shares of Common Stock
                                                          of The viaLink Company

                               THE VIALINK COMPANY

                          COMMON STOCK PURCHASE WARRANT

                                                                  March 24, 2000


         The viaLink Company, a Delaware corporation (the "Company"), hereby certifies that, for value received, AGE Investments, Inc., a Delaware corporation ("AGE"), or its permitted assigns, is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time before 5:00 p.m. (Dallas, Texas time), on March 24, 2005, up to that number of fully paid and nonassessable shares (the "Warrant Shares") of the Company's Common Stock, $0.001 par value that shall equal 2,672. The purchase price per share of the Warrant Shares shall be equal to $44.91 (such purchase price per share as adjusted from time to time as herein provided is referred to herein as the "Purchase Price"). The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein. The number of shares of Common Stock that may be purchased pursuant to the exercise of this Warrant and the Purchase Price described herein have been adjusted to account for the two-for-one stock dividend effected March 27, 2000.

         As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

                  (a) The term "Business Day" means any day except a Saturday or a Sunday or other day on which the National Market (as hereinafter defined), or any national securities exchange on which the Common Stock (as hereinafter defined) is traded or admitted for unlisted trading privileges, is closed for trading.

                  (b) The term "Company" shall include The viaLink Company, and any corporation which shall succeed to, or assume the obligations of, The viaLink Company hereunder.

                  (c) The term "Common Stock" includes the Company's common stock, $0.001 par value, as authorized on March 24, 2000, and/or any Other Securities into which or for which the Warrant Shares may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

                  (d) The term "Fair Market Value" per share of Common Stock means:

                      (1) If the Common Stock is traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or is listed on the National Market (the "National Market") of the National Association of Securities Dealers Automated Quotations System (the "NASDAQ"), the Fair Market Value shall be the average of the last reported sale prices of the Common Stock on such exchange or on the National Market over the five consecutive Business Days immediately preceding the date of determination or, if the last reported sale price information is not available for such days, the average of the mean of the closing bid and asked prices for such days on such exchange or on the National Market;

                      (2) If the Common Stock is not so listed or admitted to unlisted trading privileges, the Fair Market Value shall be the average of the mean of the last bid and asked prices reported over the five consecutive Business Days immediately preceding the date of determination (A) by the NASDAQ or (B) if reports are unavailable under clause (A) above, by the National Quotation Bureau Incorporated; and

                      (3) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and ask prices are not reported, the Fair Market Value shall be the price per share which the Company could obtain from a willing buyer for shares of Common Stock, as such price shall be determined by mutual agreement of the Company and the holders of rights to purchase a majority of the shares of Common Stock purchasable under all warrants then outstanding and issued (directly or indirectly) from those certain Common Stock Purchase Warrants, dated March 24, 2000, issued by the Company to i2 Technologies, Inc. ("i2")/Hewlett-Packard Company ("HP") and Millennium Partners, L.P. ("Millennium"), which originally granted to each of i2, HP and Millennium the right to purchase 5,010 shares of Common Stock (not adjusted to account for the stock dividend of March 27, 2000). If such holders and the Company are unable to agree on such Fair Market Value, the Company shall select a pool of three independent and nationally-recognized investment banking firms from which such holders (by a majority vote) shall select one such firm to appraise the fair market value of the Warrant and to perform the computations involved. The determination of such investment banking firm shall be binding upon the Company and such holders in connection with any transaction occurring at the time of such determination. All expenses of such investment banking firm shall be borne by the Company. In all cases, the determination of fair market value shall be made without consideration of the lack of a liquid public market for the Common Stock and without consideration of any "control premium" or any discount for holding less than a majority or controlling interest of the outstanding Common Stock.

                  (e) The term "Other Securities" refers to any stock (other than Common Stock) or other securities of the Company or any other person (corporate or otherwise) (i) which the holder of this Warrant at any time shall be entitled to receive, or shall have received, on the exercise of this Warrant, in lieu of or in addition to shares of the Company's common stock, $.001 par value per share, as authorized on March 24, 2000, or (ii) which at any time shall be issuable or shall have been issued in exchange for or in replacement of shares of the Company's common stock,

         $.001 par value per share, as authorized on March 24, 2000, or Other Securities pursuant to Section 4 or otherwise.

         1. Exercise of Warrant.

         1.1 Full Exercise. This Warrant may be exercised at any time after the date hereof during normal business hours before its expiration in full by the holder hereof by surrender of this Warrant, with the form of subscription at the end hereof duly executed by such holder, to the Company at its principal office, accompanied by payment, in cash, by bank cashier's check payable to the order of the Company or by wire transfer, in the amount obtained by multiplying the number of shares of Common Stock and/or Other Securities for which this Warrant is then exercisable by the Purchase Price then in effect.

         1.2 Partial Exercise. This Warrant may be exercised at any time during normal business hours after the date hereof before its expiration in part by surrender of this Warrant and payment of the Purchase Price then in effect in the manner and at the place provided in subsection 1.1, except that the amount payable by the holder on such partial exercise shall be the amount obtained by multiplying (a) the number of shares of Common Stock and/or Other Securities designated by the holder in the subscription at the end hereof by (b) the Purchase Price then in effect. On any such partial exercise, the Company at its expense will forthwith issue and deliver to or upon the order of the holder hereof a new Warrant or Warrants of like tenor, in the name of the holder hereof or as such holder (upon payment by such holder of any applicable transfer taxes) may request, filling in the aggregate on the face or faces thereof the number of shares of Common Stock and/or Other Securities for which such Warrant or Warrants may still be exercised.

         1.3 Company Acknowledgment. The Company will, at the time of any exercise of this Warrant, upon the written request of the holder hereof, acknowledge in writing its continuing obligation to afford to such holder any rights to which such holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the holder shall fail to make any such written request, such failure shall not affect the continuing obligation of the Company to afford to such holder any such rights.

         1.4 Trustee for Warrant Holders. In the event that a bank or trust company shall have been appointed as trustee for the holder of this Warrant pursuant to subsection 4.2, such bank or trust company shall have all the powers and duties of a warrant agent appointed pursuant hereto and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this
Section 1.

         1.5 Net Issue.

                  (a) Election. The holder hereof may elect to receive, without the payment by the holder of any additional consideration, Warrant Shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice attached hereto, duly executed, at the office of the Company. Thereupon, the Company shall issue to the holder hereof such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

                                    X=Y(A-B)
                                      -----
                                        A
      where X= the number of shares to be issued to the holder hereof pursuant to this Section 1.5.

      Y= the number of shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 1.5.

      A= the Fair Market Value of one share of Common Stock as of the time the net issue election is made pursuant to this Section 1.5.

      B= the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 1.5.

         2. Delivery of Stock Certificates, Etc. on Exercise. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten Business Days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the holder hereof, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock (or, to the extent not constituting Common Stock, Other Securities) to which such holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the then current Fair Market Value of one full share, together with any other property (including cash, where applicable) to which such holder is entitled upon such exercise pursuant to Section 1 or otherwise.

         3. Adjustment for Dividends in Other Stock, Property, etc.; Reclassification, etc. In case at any time or from time to time, the holders of Common Stock (or, to the extent not constituting Common Stock, Other Securities) in their capacity as such shall have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) shall have become entitled to receive, without payment therefor,

         (f) other or additional stock or other securities or property (other than cash) by way of dividend, or

         (g) any cash (excluding cash dividends payable solely out of earnings or earned surplus of the Company), or

         (h) other or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares or similar corporate rearrangement, other than additional shares of capital stock issued as a stock dividend or in a stock split (adjustments in respect of which are provided for in Section 5), then and in each such case the holder of this Warrant, on the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section 3) determined by multiplying (i) the amount of stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section) which such holder would hold on the date of such exercise, if on the record date with respect to or the date of the issuance of the stock, securities, property and cash referred to in subdivisions (a), (b) or (c) of this Section 3, as applicable, it had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all such other or additional stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section 3) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by Section 4 and
Section 5 by (ii) the percentage of this Warrant then being exercised.

         4. Adjustment for Reorganization, Consolidation, Merger, etc.

         4.1 Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, reclassification or recapitalization (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, the holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, reclassification, recapitalization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or, to the extent not constituting Common Stock, Other Securities) issuable on such exercise prior to such consummation or such effective date, the amount of stock and other securities and property (including cash) determined by multiplying (i) the amount of the stock and other securities and property (including cash) to which such holder would have been entitled upon such consummation or in connection with such event, as the case may be, if such holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Sections 3 by (ii) the percentage of this Warrant then being exercised.

         4.2 Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the Other Securities and property (including cash, where applicable) receivable by the holders of this Warrant after the effective date of such dissolution pursuant to this Section 4 to a bank or trust company having its principal office in Dallas, Texas, as trustee for the holder of this Warrant.

         4.3 Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 4, this Warrant shall continue in full force and effect, subject to expiration in accordance with Section 17 hereof, and the terms hereof shall be applicable to the Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 6.

         5. Anti-Dilution Adjustments.

         5.1 General. The Purchase Price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Purchase Price, the holder of this Warrant shall thereafter be entitled to purchase, at the Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Purchase Price resulting from such adjustment.

         5.2 Exceptions. The following issuance of the Company's securities shall not result in an adjustment in the Purchase Price: (i) stock issued pursuant to a bona fide, public offering of shares of Common Stock, registered under the Securities Act, pursuant to a registration statement; (ii) stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof; (iii) stock issued pursuant to or in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; (iv) stock issued upon the exercise of any warrants issued as of the date hereof (which do not have as their purpose an equity financing element) approved by the Board; (v) stock issued upon the exercise of one or more of the Warrants; or (vi) stock issued pursuant to options, warrants, rights or similar commitments obligating the Company to issue shares of its capital stock which are in existence as of the date hereof.

         5.3 Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold by the Company, or shall become subject to issue upon the conversion or exchange of any stock (or Other Securities) of the Company (or any other issuer of Other Securities or any other person referred to in Section
4) or to subscription, purchase or other acquisition pursuant to any rights or options granted by the Company (or such other issuer or person), for a consideration per share such as to dilute the purchase rights evidenced by this Warrant, the computations, adjustments and readjustments provided for in this
Section 5 with respect to the Purchase Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable on the exercise of this Warrant, so as to protect the holders of this Warrant against the effect of such dilution.

         5.4 Stock Splits and Reverse Splits. In the event that the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares purchasable pursuant to this Warrant immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Common Stock shall at any time be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such combination shall be proportionately reduced. Except as provided in this subsection 5.4, no adjustment in the Purchase Price and no change in the number of Warrant Shares purchasable shall be made under this Section 5 as a result of or by reason of any such subdivision or combination.

         5.5 Record Date as Date of Issue or Sale. In the event that at any time the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in capital stock, Options or Convertible Securities, or (ii) to subscribe for or purchase capital stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of capital stock, Options or Convertible Securities deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided, nothing contained herein will be deemed to require the Company to issue or deliver such capital stock, Options or Convertible Securities until the capital stock, Options or Convertible Securities which are the subject of any such dividend, distribution or subscription right are issued or delivered to the holders of Common Stock.

         5.6 Treasury Stock. The number of shares of capital stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares (other than their cancellation without reissuance) shall be considered an issue or sale of capital stock for the purposes of this Section 5.

         5.7 Certain Issues of Capital Stock Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Purchase Price in the case of the issuance from time to time after the date hereof of shares of capital stock reserved by the Company for the grant and exercise of (a) options to purchase capital stock or (b) rights under the Company's current employee stock purchase plan, in each case, granted to directors, officers, employees, or consultants of the Company pursuant to arrangements, plans or contracts approved by the Board of Directors of the Company.

         6. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of this Warrant against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value or stated value of any shares of stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the exercise of this Warrant, and (c) will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and become bound by all the terms of this Warrant.

         7. Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of this Warrant, the Company at its expense will promptly cause its chief financial officer to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of capital stock (or, to the extent not constituting Common Stock, Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of each class or series of capital stock outstanding or deemed to be outstanding, and (c) the Purchase Price and the number of shares of Common Stock (and, to the extent not constituting Common Stock, Other Securities) to be received upon exercise of this Warrant, in effect immediately prior to such issue or sale and as adjusted and readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the holder of this Warrant, and will, on the written request at any time of the holder of this Warrant, furnish to such holder a like certificate setting forth the Purchase Price at the time in effect and showing how it was calculated.

         8. Registration Rights. The holder(s) of this Warrant and any other Warrants issued pursuant to the terms hereof from time to time shall be entitled
(i) with respect to i2, to the registration rights in respect thereof as provided in the Registration Rights Agreement between the Company and i2, dated October 12, 1999, as amended on March 22, 2000, in accordance with the terms thereof, (ii) with respect to HP, to the registration rights in respect thereof as provided in the Shareholder Agreement between the Company and HP, dated February 4, 1999, as amended on March 22, 2000, in accordance with the terms thereof, (iii) with respect to Millennium, to the registration rights in respect thereof as provided in the Registration Rights Agreement between the Company and Millennium, dated March 22, 2000, in accordance with the terms thereof, and (iv) with respect to AGE, to the registration rights in respect thereof as provided in the Registration Rights Agreement between the Company and AGE, dated March 24, 2000, in accordance with the terms thereof.

         9. Notices of Record Date, etc. In the event of:

                  (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or consolidation or merger of the Company with or into any other person, or

                  (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to each holder of a Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or, to the extent not constituting Common Stock, Other Securities) shall be entitled to exchange their shares of Common Stock (or, to the extent not constituting Common Stock, Other Securities) for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up, and
(iii) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least ten Business Days prior to the date specified in such notice on which any such action is to be taken.

         10. Reservation of Stock, etc. Issuable on Exercise of Warrants. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, all shares of Common Stock (or, to the extent not constituting Common Stock, Other Securities) from time to time issuable upon the exercise of this Warrant.

         11. Exchange of Warrants. On surrender for exchange of this Warrant, properly endorsed, to the Company, the Company at its expense will issue and deliver to or on the order of the holder thereof a new Warrant or Warrants of like tenor, in the name of such holder or as such holder (on payment by such holder of any applicable transfer taxes) may direct, filling in the aggregate on the face or faces thereof the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered; provided, however, that in no event will the Company be obligated to recognize or permit any transfer of this Warrant that would result in the assignor or any assignee receiving a Warrant exercisable with respect to 50,000 or fewer shares of Common Stock.

         12. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

         13. Remedies. [Deleted.]

         14. Negotiability, etc. This Warrant is issued upon the following terms, to all of which each holder or owner hereof by the taking hereof consents and agrees, subject to the limitation on transfer set forth in Section 11:

                  (a) title to this Warrant may be transferred by endorsement (by the holder hereof executing the form of assignment at the end hereof) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery; and

                  (b) any person in possession of this Warrant properly endorsed for transfer to such person (including endorsed in blank) is authorized to represent himself as absolute owner hereof and is empowered to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior taker or owner waives and renounces all of his equities or rights in this Warrant in favor of each such bona fide purchaser, and each such bona fide purchaser shall acquire absolute title hereto and to all rights represented hereby. Nothing in this paragraph (b) shall create any liability on the part of the Company beyond any liability or responsibility it has under law.

         15. Notices, etc. All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid at such address as may have been furnished to the Company in writing by such holder or, until any such holder furnishes to the Company an address, then to, and at the address of, the last holder of this Warrant who has so furnished an address to the Company.

         16. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the internal substantive laws of the State of Texas, without regard to the conflicts of law principles thereof and, to the maximum extent practicable, will be deemed to call for performance in Dallas County, Texas. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         17. Expiration. The right to exercise this Warrant shall expire at 5:00 p.m. (Dallas, Texas time), March 24, 2005.

         18. Warrant Holders Not Deemed Shareholders. No holder of this Warrant shall, as such, be entitled to vote or to receive dividends or be deemed the holder of Common Stock or, to the extent not constituting Common Stock, Other Securities that may at any time be issuable upon exercise of this Warrant for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until such holder shall have exercised this Warrant and been issued Common Stock or, to the extent not constituting Common Stock, Other Securities in accordance with the provisions hereof.

         IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

                                      THE VIALINK COMPANY


                                      By:   /s/ J. Andrew Kerner
                                            --------------------------------
                                            Name: J. Andrew Kerner
                                            Title: Chief Financial Officer



                           [SIGNATURE PAGE TO WARRANT]

                              FORM OF SUBSCRIPTION
                   (To be signed only on exercise of Warrant)

THE VIALINK COMPANY

         The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder, _____________ shares (the "Shares") of Common Stock of The viaLink Company and herewith makes payment of $________ therefor, and requests that the certificate for such Shares be issued in the name of, and delivered to ______________________________, federal taxpayer identification number ______________________, whose address is
_____________________________________________________________.

         In connection with the exercise of this Warrant, the undersigned represents and warrants as follows:

                  (a) The undersigned is purchasing the Shares for the account of the undersigned and not as a nominee or agent, and the undersigned has no present intention of granting any participation in the same, and does not have any contract, undertaking, agreement or arrangement with any person to grant participation to such person or to any third person, with respect to any of such Shares.

                  (b) The undersigned has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares. The undersigned has had an opportunity to ask questions of and receive answers from the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to undersigned or to which the Company has access.

                  (c) The undersigned understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act") only in certain limited circumstances. In this connection, the undersigned represents that it is familiar with Securities and Exchange Commission ("SEC") Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                  (d) The undersigned is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

                  (e) The undersigned agrees not to offer, sell, exchange, transfer, pledge or otherwise dispose of any of the Shares unless at that time either:

                      (1) such transaction is permitted pursuant to the
                          provisions of Rule 144 under the Securities Act or another exemption from registration under the Securities Act and all applicable state securities laws;

                      (2) a registration statement under the Securities Act
                          and all applicable state securities laws covering such securities proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, is filed with the SEC and all applicable state securities law agencies and made effective under the Securities Act and all applicable state securities laws; or

                      (3) an authorized representative of the SEC and all
                          applicable state securities agencies shall have rendered written advice to undersigned (with a copy thereof and of all other related communications delivered to the Company) to the effect that the SEC and/or such state securities agencies will take no action, or that the staff of the SEC and/or such state securities agencies will recommend that the SEC and such state securities agencies, as applicable, take no action, with respect to the proposed offer, sale, exchange, transfer, pledge or other disposition if consummated.

                  (f) All certificates representing the Shares and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend that such securities may only be sold or disposed of in accordance with (i) the provisions of the Securities Act, the rules and regulations thereunder and any applicable state securities laws, (ii) pursuant to an effective registration statement or (iii) pursuant to an exemption from the registration/qualification requirements of the Securities Act and any applicable state securities laws. The Company, at its reasonable discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the Shares but not as to the certificates for any part of such Shares as to which said legend is no longer required.


Dated:
      ------------               ------------------------------------------
                                 (Signature must conform to name of holder as specified on the face of the Warrant)

                                 ------------------------------------------
                                 (Address)


Signed in the presence of:

--------------------------


                           ---------------------------

                               FORM OF ASSIGNMENT
                   (To be signed only on transfer of Warrant)

         For value received, the undersigned hereby sells, assigns, and transfers unto _____________ _________________________, federal taxpayer identification number ___________, whose address is ___________________________________________________, the right represented by the within Warrant to purchase ___________ shares of Common Stock of The viaLink Company to which the within Warrant relates, and appoints ____________________ Attorney to transfer such right on the books of The viaLink Company with full power of substitution in the premises.


Dated:
      ------------               ------------------------------------------
                                 (Signature must conform to name of holder as specified on the face of the Warrant)

                                 ------------------------------------------
                                 (Address)


Signed in the presence of:

--------------------------

                            NET ISSUE ELECTION NOTICE


TO:      THE VIALINK COMPANY                           Date:
                                                             -----------------


         The undersigned hereby elects under Section 1.5 of the Warrant to surrender the right to purchase _______ shares of Common Stock pursuant to this Warrant. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of:



                        -------------------------------

                        -------------------------------
          (Please Print Name, Address and Taxpayer Identification No.)


                        -------------------------------

Name of holder of this Warrant or Assignee:
                                             --------------------------
                                                  (Please Print)

Address:


            ------------------------


Signature:

Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular without alteration or enlargement or any change whatever unless this Warrant has been assigned.

                                                                     EXHIBIT 4.9


                          REGISTRATION RIGHTS AGREEMENT

                                 BY AND BETWEEN

                               THE VIALINK COMPANY

                                       AND

                              AGE INVESTMENTS, INC.

                                TABLE OF CONTENTS


ARTICLE 1 DEFINITIONS.............................................................................................1

ARTICLE 2 REGISTRATION RIGHTS.....................................................................................3
         2.1      Piggyback Registrations.........................................................................3
         2.2      Registration Procedures.........................................................................4
         2.3      Payment of Expenses.............................................................................7
         2.4      Participation in Underwritten Registrations.....................................................7
         2.5      Information of the Holder.......................................................................7
         2.6      Rule 144 Information............................................................................7

ARTICLE 3 INDEMNIFICATION.........................................................................................7
         3.1      Indemnification by the Company..................................................................7
         3.2      Indemnification by Holder.......................................................................8
         3.3      Notice: Defense of Claims.......................................................................8
         3.4      Contribution....................................................................................8
         3.5      Survival........................................................................................9

ARTICLE 4 MISCELLANEOUS...........................................................................................9
         4.1      Notices.........................................................................................9
         4.2      Interpretation.................................................................................10
         4.3      Counterparts...................................................................................10
         4.4      Entire Agreement...............................................................................10
         4.5      Amendments and Waivers.........................................................................10
         4.6      Successors and Assigns.........................................................................10
         4.7      Severability...................................................................................11
         4.8      Remedies Cumulative............................................................................11
         4.9      Governing Law..................................................................................11
         4.10     Rules of Construction..........................................................................11
         4.11     Currency.......................................................................................11

                          REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of April ___, 2000, by and between The viaLink Company, a Delaware corporation (together with any successor entity, the "Company"), and AGE Investments, Inc. (the "Holder").

                                R E C I T A L S:

         A. The Company and certain of its investors, are parties to a Securities Purchase Agreement, dated March 22, 2000 (the "Purchase Agreement"), providing, among other things, for such investors acquisition of shares of Common Stock, par value $0.001 per share, of the Company and a warrant to purchase shares of Common Stock of the Company.

         B. The Company and A.G. Edwards & Sons, Inc. ("AG Edwards") are parties to an Engagement Letter, dated February 25, 2000 (the "Letter"), providing, among other things for the issuance to AG Edwards of a Warrant (the "Warrant") to purchase shares of the Company's Common Stock (the "Shares"), which Warrant AG Edwards has requested be issued in the name of the Holder.

         C. AG Edwards, pursuant to the Letter has located, on behalf of the Company, Millennium Partners, L.P., who is one of the investors who is a party to the Purchase Agreement (the "Services").

         D. As partial consideration for the performance of the Services, the Company is entering into this Agreement.

                               A G R E E M E N T:

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings indicated:

     "Closing" means the closing of the transactions contemplated by the Purchase Agreement.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Stock" means the Company's common stock, par value $0.001 per share.

     "1933 Act" means the United States Securities Act of 1933, as amended.

     "Other Securities" means any stock (other than Common Stock) or other securities of the Company or any other person (corporate or otherwise) (i) which the holder of a Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to shares of Common Stock, or (ii) which at any time shall be issuable or shall have been issued in exchange for or in replacement of shares of Common Stock.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Piggyback Registration" means the registration provided for in Section 2.1 hereof.

     "Potential Material Event" means any of the following: (a) the possession by the Company of material non-public information required to be disclosed in a Company registration statement and the determination in good faith by the Board of Directors of the Company that disclosure of such information in the registration statement at that time would be detrimental to the business and affairs of the Company; or (b) any material engagement or activity by the Company that would, in the good faith determination of the Board of Directors of the Company, if disclosed in the registration statement at such time, be materially and adversely affected, which determination shall be accompanied by a good faith determination by the Board of Directors of the Company that the registration statement would be materially misleading absent the inclusion of such information.

     "Registration Expenses" means all expenses incident to the Company's performance of or compliance with Article 2 hereof, including all registration, Commission filing fees, fees of the National Association of Securities Dealers or the Nasdaq SmallCap Market, all fees and expenses of complying with securities or blue sky laws, printing expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of "cold comfort" letters required by or incident to such performance and compliance, and, in the case of a Piggyback Registration pursuant to Section
2.1 hereof that is a firm commitment underwritten public offering, the reasonable fees and expenses (not to exceed $15,000) of one counsel to all selling Holders; provided, however, that Registration Expenses shall exclude, and the sellers of the Registrable Stock being registered shall pay, any underwriting discounts, commissions and transfer taxes in respect of the Registrable Stock being registered.

     "Registrable Stock" means (a) all Shares; (b) all shares of Common Stock or Other Securities issued or issuable upon exercise of the Warrant; and (c) any securities issued or issuable with respect to such shares of Common Stock or Other Securities described in (a) or (b) above by way of a stock dividend or stock split or in connection with a combination or reclassification of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that any particular Registrable Stock shall cease to be Registrable Stock when (x) a registration statement with respect to the sale of such stock shall become effective under the 1933 Act and such stock shall have been disposed of in accordance with such registration statement, or (y) such stock shall have been sold pursuant to Rule 144; and provided further, only securities issued by the Company will be deemed to be Registrable Stock.

     "Rule 144" means Rule 144 (or any successor provision) under the 1933 Act.

                                   ARTICLE 2

                               REGISTRATION RIGHTS

     2.1 Piggyback Registrations.

         (a) Right to Piggyback. If subsequent to the 90th day after the Closing and prior to the fifth anniversary of the Closing the Company proposes to register any offering of its securities under the Securities Act, whether or not for sale for its own account (other than on Form S-4, Form S-8 or any successor form), and the registration form to be used permits the registration of an offering of Registrable Stock by a Holder (a "Piggyback Registration"), then the Company will give prompt notice to the Holder(s) of Registrable Stock of its intention to effect such a registration (each a "Piggyback Notice"). Subject to Section 2.1(b) below, the Company will include in such registration all shares of Registrable Stock that the Holder(s) thereof have requested the Company to include in such registration by notice to the Company within 20 days after the date of receipt of the Company's notice. Notwithstanding any other provisions of this Agreement (including Section 2.2), the process (including timing) of causing a Piggyback Registration to become effective and any decision to terminate a Piggyback Registration will be within the sole discretion of the Company.

         (b) Priority on Registrations. If any Piggyback Registration shall be an underwritten offering, the right of any Holder's Registrable Stock to be included in such Piggyback Registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Stock in the underwriting to the extent provided herein Notwithstanding any other provision of this Agreement, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter may exclude shares (including Registrable Stock) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting will be allocated: (i) in the case of a registration initiated by the Company for the purpose of registering securities to be sold by the Company, first, to the Company, second, to any party which as of the date hereof has a contractual right to participate in such registration to the extent such party's currently existing contractual arrangements prohibit the Company from allowing the Holders of Registrable Stock to participate pro rata with such party in such registration, third to the Holders of Registrable Stock, and fourth, to all other persons requesting that securities be included in such registration; and (ii) in the case of a registration initiated by the Company for the purpose of registering securities to be sold by security holders of the Company, first, to any party which has exercised its contractual right to require that the Company initiate such registration, second, to any party which as of the date hereof has a contractual right to participate in such registration to the extent such party's currently existing contractual arrangements prohibit the Company from allowing the Holders of Registrable Stock to participate pro rata with such party in such registration, third to the Holders of Registrable Stock, and fourth, to all other persons requesting that securities be included in such registration. Within the category for the allocation of securities to be included in the registration/underwriting to which Holders of Registrable Stock are assigned, such Holders will participate pro rata on the basis of the number of shares that such Holders have requested (consistent with their contractual rights) to be included in the registration. If a Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any Registrable Stock excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

     2.2 Registration Procedures. In connection with any registration hereunder, the Company will use its best efforts to, as soon as practicable, effect the registration and the sale of such Registrable Stock in accordance with the intended method of distribution thereof and will:

         (a) prepare and file with the Commission a registration statement with respect to such Registrable Stock and use its best efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel, if any, selected by the Holder copies of all such documents proposed to be filed, which documents will be subject to the reasonable comments of such counsel;

         (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period as shall be required for the disposition pursuant to the terms of such registration of all Registrable Stock covered thereby, and in each such case comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement;

         (c) furnish to each seller of Registrable Stock such reasonable number of copies of such registration statement, each amendment and supplement thereto, in each case including all exhibits, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Stock then held, owned and being registered by such seller;

         (d) use its best efforts to register or qualify such Registrable Stock under such other securities or blue sky laws of such jurisdictions within the United States as any seller reasonably requests to keep such registration or qualification in effect for as long as the relevant registration statement is in effect and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Stock then held, owned and being registered by such seller; provided, however, that the Company will not be required (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (d), (ii) to subject itself to taxation in any such jurisdiction or (iii) to consent to general service of process in any such jurisdiction;

         (e) notify each seller of such Registrable Stock, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading and, at the request of any such seller, the Company will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which such statements are made, not misleading;

         (f) cause all such Registrable Stock to be listed on each securities exchange on which similar securities issued by the Company are then listed and to be qualified for trading on each system on which similar securities issued by the Company are from time to time qualified;

         (g) provide a transfer agent and registrar for all such Registrable Stock not later than the effective date of such registration statement and thereafter maintain such a transfer agent and registrar;

         (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Stock;

         (i) make available for inspection, subject to execution and delivery of customary non-disclosure and non-use agreements, by any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply, subject to execution and delivery of customary non-disclosure and non-use agreements, all information reasonably requested by any such underwriter, attorney, accountant or agent in connection with such registration statement;

         (j) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder;

         (k) if such registration relates to an underwritten offering, furnish to each seller of Registrable Stock a signed counterpart of

             (x) an opinion of counsel for the Company, which may be the head in-house counsel for the Company, and

             (y) a "comfort" letter signed by the independent public accountants who have certified the Company's financial statements included or incorporated by reference in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' comfort letters to be delivered to the underwriters in underwritten public offerings of securities (and dated the dates such opinions and comfort letters are customarily dated) and, in the case of the accountants' comfort letter, such other financial matters;

         (l) permit any Holder of Registrable Stock which might be deemed, in the reasonable judgment of such Holder, to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel, if any, should be included;

         (m) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Stock included in such registration statement for sale in any jurisdiction, the Company will promptly notify each seller of Registrable Stock thereof and will use its best efforts promptly to obtain the withdrawal of such order; and

         (n) in connection with any underwritten offering, the Company shall have the right to designate the underwriter(s) to manage such offering, subject to the approval of the Holder(s) of a majority of the Registrable Stock to be included therein, which approval will not be unreasonably withheld, conditioned or delayed.

Each Holder agrees that if the Company has delivered preliminary or final prospectuses to such Holder and after having done so the Company shall give notice to such Holder that (A) the prospectus needs to be amended or supplemented to comply with the requirements of the 1933 Act, (B) a stop order suspending the effectiveness of the registration statement is issued by the Commission or (C) a Potential Material Event shall exist, then such Holder shall immediately cease making offers and sales of Registrable Stock and return all remaining prospectuses to the Company if requested by the Company in such notice. Following such amendment or supplement, the lifting of any stop order or such time as the Potential Material Event shall no longer exist, the Company shall promptly provide to such Holder notice that offers and sales may be resumed and, to the extent appropriate, revised prospectuses, and such Holder shall then be free to resume making offers of the Registrable Stock, or any portion thereof, and the Company's obligation to maintain the effectiveness of the registration statement, if any, shall be extended by an equal amount of time.

     2.3 Payment of Expenses. The Company shall pay all Registration Expenses in connection with any Piggyback Registration. All fees and disbursements of counsel (except to the extent comprising "Registration Expenses" pursuant to Article 1 hereof), accountants and other experts retained by the Holder shall be borne by the Holder.

     2.4 Participation in Underwritten Registrations. The Holder may not participate in any registration hereunder which is underwritten unless the Holder (a) agrees to sell the Holder's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements; and (b) completes and executes all questionnaires, powers of attorney, indemnities, standstill or holdback agreements, underwriting agreements and other documents required under the terms of such underwriting arrangements, provided that if the Holder's Registrable Stock is included in any underwritten registration, the Holder shall not be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding the Holder and the Holder's intended method of distribution.

     2.5 Information of the Holder. As a condition to participation in any registration hereunder, the Holder shall furnish to the Company such information regarding the Holder and the distribution proposed by the Holder as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance contemplated by this Agreement.

     2.6 Rule 144 Information. From and after the date hereof and for so long as necessary in order to permit the Holders to sell the Registrable Stock pursuant to Rule 144 under the 1933 Act, the Company will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the United States Securities Exchange Act of 1934 and referred to in paragraph (c)(1) of Rule 144 (or, if applicable, the Company will make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit the Holders to sell the Registrable Stock, pursuant to the terms and conditions of the applicable provisions of Rule 144.

                                   ARTICLE 3

                                 INDEMNIFICATION

     3.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, the Holder, its officers and directors and each Person who controls a Holder (within the meaning of the 1933 Act) against all losses, claims, damages, liabilities and expenses which arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder, its officers and directors or any Person who controls such Holder expressly for use therein. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the 1933 Act) to the same extent as provided above with respect to the indemnification of a Holder.

     3.2 Indemnification by Holder. In connection with any registration statement in which a Holder is participating, each such Holder, severally and not jointly, will, to the extent permitted by law, indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expenses which arise out of or are based upon any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein) and any failure by each such Holder to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto; provided, however, that the obligation to indemnify will be individual to each Holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Stock pursuant to such registration statement.

     3.3 Notice: Defense of Claims. Any Person entitled to indemnification hereunder will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (b) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Agreement except to the extent the indemnifying party is materially prejudiced by such failure. If such defense is assumed, the indemnified party may participate in such defense at its own expense and the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (in addition to local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnified party shall consent to entry of any judgment or settle any claim or litigation without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. Each indemnified party, as a condition to its right to indemnification, will reasonably cooperate with the indemnifying party (at the expense of the indemnifying party) in the defense of such claim.

     3.4 Contribution. If the indemnification provided for in this Article 3 is unavailable or insufficient to hold harmless an indemnified party under Section
3.1 or 3.2, then
each indemnifying party shall contribute to the amount paid or payable by such indemnified party as the result of the losses, claims, damages or liabilities referred to above in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements and omissions that resulted in such losses, claims, damages or liabilities. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact related to information supplied by the indemnifying party or information supplied by the indemnified party, and the parties' relevant intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 3.4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim that is the subject of this section. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation of a Holder to provide contribution will be individual to such Holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Stock that is the subject of any claim. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The contribution obligation of any Holder will be limited to the net amount of proceeds received by such Holder from the sale of the Registrable Stock pursuant to such Registration Statement.

     3.5 Survival. The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

                                   ARTICLE 4

                                  MISCELLANEOUS

     4.1 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                          if to the Company, to:

                          The viaLink Company
                          13155 Noel Road, Suite 800
                          Dallas, Texas 75240
                          Attention: J. Andrew Kerner
                          Fax: (972) 934-5555
                          with a copy (which shall not constitute notice) to:

                          Richard M. Klinge & Associates, P.C.
                          510 E. Memorial Road, Suite C-1
                          Oklahoma City, Oklahoma 73114
                          Attention: Richard M. Klinge, Esq.
                          Fax: (405) 775-9003

                          if to the Holder, at:

                          CT Corporation System
                          1209 Orange Street
                          Wilmington, Delaware 19801
                          Attention: Mark Ferrucci
                          Fax: (302) 658-2919

Notice given by personal delivery or commercial delivery service shall be effective upon actual receipt. Notice given by mail shall be effective three business days after deposit in the mails or upon actual receipt if sooner. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours.

     4.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words without limitation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     4.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     4.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     4.5 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or cancellation of this Agreement shall be effective as to (a) the Company, unless made in writing signed by the Company or
(b) the Holder, unless made in writing signed by the Holder.

     4.6 Successors and Assigns. This Agreement, and the rights and obligations of a Holder hereunder, may be assigned by such Holder to any Person to which Registrable Stock is transferred by such Holder and who agrees to be bound by the terms of this Agreement. Any such transferee shall be deemed a "Holder" for purposes of this Agreement; provided, that no transferee will be deemed to be a Holder unless such transferee is the holder of not less than 50,000 shares of Registrable Stock.

     4.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     4.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party hereto agrees to indemnify the other against any and all loss, liability, expenses, damages, and/or fees (including reasonable attorneys fees) arising out of such party's breach or non-performance of any provision of this Agreement, and/or arising out of the enforcement of this indemnity. In addition, the Company acknowledges that each Holder shall have the right to have the provisions of this Agreement specifically enforced, since there may not be an adequate remedy at law for non-performance.

     4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (other than the conflicts of law principles thereof) and shall, to the maximum extent practicable, be deemed to call for performance in Dallas County, Texas.

     4.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     4.11 Currency. All references to "$" or "dollars" herein shall be to the lawful currency of United States dollars.

                            [Signature page follows.]

     IN WITNESS WHEREOF, the Company and the Holder have executed this Registration Rights Agreement as of the date first written above.

                                          COMPANY:

                                          THE VIALINK COMPANY


                                          By: /s/ J. Andrew Kerner
                                              ---------------------------------
                                              J. Andrew Kerner
                                              Chief Financial Officer


                                          HOLDER:

                                          AGE INVESTMENTS, INC.

                                          By: /s/ Robert L. Proost
                                              ---------------------------------
                                              Name:  Robert L. Proost
                                              Title: Sole Director
                                                     Executed in St. Clair
                                                     County, IL

                                                                    EXHIBIT 10.2

                        ADDENDUM TO EMPLOYMENT AGREEMENT


         The Employment Agreement between The viaLink Company ("viaLink") and
J. Andrew Kerner dated the 1st day of April, 1999 is amended as follows:

1. Effective as of the 10th day of March, 2000, the title of J. Andrew Kerner shall be "Senior Vice President of Finance and Chief Financial Officer".

2. Effective as of the 10th day of March, 2000, the annualized salary set forth in Section 4.1 of said Employment Agreement shall be increased to Two Hundred and thirty eight thousand five hundred dollars ($238,500).

3. The first sentence of Section 6.1 shall be deleted and replaced with the following sentence: "Except as hereinafter set forth, the term ("Term) of this Agreement shall commence on the 5th day of April, 1999 ("Effective Date and shall continue through the 25th day of May, 2001 and shall be automatically renewed on a year to year basis thereafter unless one party hereto notifies the other party hereto in writing at least thirty (30) days prior to the end of the then current Term that it will not renew this Agreement at the end of such then current Term."

4. Except as amended herein, no further changes are made to the Employment Agreement and the same remains in full force and effect.


The viaLink Company                               J. Andrew Kerner



By:  /s/ LEWIS B. KILBOURNE                       /s/ J. ANDREW KERNER
     -------------------------                    ------------------------------
     Lewis B. Kilbourne                           J. Andrew Kerner

Its:   Chief Executive Officer


Date:  3/10/2000                                  Date: 3/14/00
     -------------------------                          ------------------------

                                                                    EXHIBIT 10.3

                        ADDENDUM TO EMPLOYMENT AGREEMENT


         The Employment Agreement between The viaLink Company ("viaLink") and David Lloyd dated the 9th day of April, 1999 is amended as follows:

1. Effective as of the 10th day of March, 2000, the title of David Lloyd shall be "Senior Vice President of Operations".

2. Effective as of the 10th day of March, 2000, the annualized salary set forth in Section 4.1 of said Employment Agreement shall be increased to Two hundred and twelve thousand dollars ($212,000).

3. The first sentence of Section 6.1 shall be deleted and replaced with the following sentence: "Except as hereinafter set forth, the term ("Term) of this Agreement shall commence on the 9th day of April, 1999 ("Effective Date and shall continue through the 25th day of May, 2001 and shall be automatically renewed on a year to year basis thereafter unless one party hereto notifies the other party hereto in writing at least thirty (30) days prior to the end of the then current Term that it will not renew this Agreement at the end of such then current Term."

4. Except as amended herein, no further changes are made to the Employment Agreement and the same remains in full force and effect.


The viaLink Company                                  David Lloyd



By: /s/ LEWIS B. KILBOURNE                           /s/ DAVID LLOYD
   -------------------------                         -------------------------
   Lewis B. Kilbourne                                David Lloyd

Its:   Chief Executive Officer


Date:  3/10/2000                                     Date:  3/23/2000
     -------------------------                            --------------------

                                                                    EXHIBIT 10.4

                        ADDENDUM TO EMPLOYMENT AGREEMENT


The Employment Agreement between The viaLink Company ("viaLink") and Robert I. Noe dated the 8th day of April, 1999 is amended as follows:

1. The first sentence of Section 6.1 shall be deleted and replaced with the following sentence: "Except as hereinafter set forth, the term ("Term) of this Agreement shall commence on or before the 30th day of April, 1999 and shall continue until the 25th day of May, 2001, and shall be automatically renewed on a year to year basis thereafter unless one party hereto notifies the other party hereto in writing at least thirty (30) days prior to the end of the then current Term that it will not renew this Agreement at the end of such then current Term."

2. Except as amended herein, no further changes are made to the Employment Agreement and the same remains in full force and effect.


The viaLink Company                                  Robert I. Noe.


By: /s/ LEWIS B. KILBOURNE                           /s/ ROBERT I. NOE
   -------------------------                         -------------------------
   Lewis B. Kilbourne                                Robert I. Noe

Its: Chief Executive Officer


Date: 3/10/2000                                      Date: 3/14/2000
     -----------------------                              --------------------

[ARTICLE] 5
[LEGEND]
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2000 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS [/LEGEND]

[PERIOD-TYPE]                   3-MOS
[FISCAL-YEAR-END]                          DEC-31-2000
[PERIOD-END]                               MAR-31-2000
[CASH]                                      10,226,060
[SECURITIES]                                 3,562,085
[RECEIVABLES]                                  424,034
[ALLOWANCES]                                    52,389
[INVENTORY]                                          0
[CURRENT-ASSETS]                            14,858,831
[PP&E]                                       5,420,495
[DEPRECIATION]                               2,398,747
[TOTAL-ASSETS]                              25,586,181
[CURRENT-LIABILITIES]                        3,422,536
[BONDS]                                      5,400,920
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                        20,032
[OTHER-SE]                                  16,742,693
[TOTAL-LIABILITY-AND-EQUITY]                25,586,181
[SALES]                                              0
[TOTAL-REVENUES]                               407,497
[CGS]                                                0
[TOTAL-COSTS]                                        0
[OTHER-EXPENSES]                            10,594,857
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                             981,153
[INCOME-PRETAX]                           (11,168,513)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                       (11,168,513)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                              (11,168,513)
[EPS-BASIC]                                     (0.57)
[EPS-DILUTED]                                   (0.57)